UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2008

DRIFTWOOD VENTURES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124829	71-1033391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts included in this Current Report on Form 8-K regarding our strategy, future operations, future financial position, projected expenses, prospects and plans and objectives of management are forward-looking statements. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Driftwood Ventures, Inc., a Delaware corporation (“Driftwood”), and Zoo Games, Inc., a Delaware corporation formerly known as Green Screen Interactive Software, Inc. (“Zoo Games” and together with Driftwood, the “Companies”) to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Companies, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. The actual results of the Companies could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the risk factors described in greater detail in the section entitled “Risk Factors.” Except as required by applicable laws, Driftwood undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Item 1.01 Entry into a Material Definitive Agreement.

As reported on our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 11, 2008, which is incorporated herein by reference, on July 7, 2008, Driftwood entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Driftwood (“Merger Sub”), Zoo Games (formerly known as Green Screen Interactive Software, Inc.) and a stockholder representative (the “Stockholder Representative”), pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation (the “Surviving Corporation”) through an exchange of common stock of Zoo Games for common stock of Driftwood (the “Merger”). The stockholders of Zoo Games have since designated Mark Seremet as the successor Stockholder Representative.

On September 12, 2008, Driftwood, Merger Sub, Zoo Games and the Stockholder Representative entered into an Amendment to the Merger Agreement (the “Amendment”), which amended certain provisions of the Original Merger Agreement. Pursuant to the Amendment, upon the completion of the Merger, each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games Common Stock”) on a fully-converted basis, converted automatically into and became exchangeable for shares of Driftwood common stock, $0.001 par value per share (the “Driftwood Common Stock”) based on an exchange ratio equal to 7.023274. In addition, as set forth in the Amendment and by virtue of the Merger, each of the 334,983 options to purchase shares of Zoo Games Common Stock (the “Zoo Games Options”) outstanding under Zoo Games’s 2008 Long-Term Incentive Plan were assumed by Driftwood, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 243,040 options to purchase shares of Driftwood Common Stock at an exercise price of $2.58 per share, 421,396 options to purchase shares of Driftwood Common Stock at an exercise price of $2.25 per share and 1,688,240 options to purchase shares of Driftwood Common Stock at an exercise price of $1.52 per share. The 246,243 warrants to purchase shares of Zoo Games Common Stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by Driftwood and converted into 1,411,186 warrants to acquire shares of Driftwood Common Stock at an exercise price of $2.84 and 318,246 warrants to acquire shares of Driftwood Common Stock at an exercise price of $2.13 per share. The merger consideration consisted (i) 26,098,303 shares of Driftwood Common Stock, (ii) the reservation of 2,352,677 shares of Driftwood Common Stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 1,729,432 shares of Driftwood Common Stock that are required for the assumption of the Zoo Games Warrants.

Upon the closing of the Merger (the “Closing”), as the sole remedy for the Zoo Games stockholders’ indemnity obligations, on behalf of the Zoo Games stockholders, pursuant to the Amendment, Driftwood deposited 2,609,861 shares of Driftwood Common Stock, otherwise payable to such stockholders, into escrow to be held by the escrow agent in accordance with the terms and conditions of an escrow agreement.

Pursuant to the Amendment, Zoo Games retained its right to designate a third director to serve on Driftwood’s board of directors, as set forth in the Original Merger Agreement, for 60 days following the Closing, which director shall be designated by the Stockholder Representative, subject to Driftwood’s reasonable approval. In addition, the Amendment provides that with respect to the employment agreements being assumed by Driftwood, or entered into in connection with the Merger, in the event any bonuses may be paid to certain employees as a result of the achievement of certain performance criteria as may be set by the president of Zoo Games in accordance with such employment agreements, such bonuses shall not be paid unless and until they are approved by Driftwood’s board of directors.

All other terms of the Original Merger Agreement remained the same and in effect. A copy of the Amendment is attached hereto as Exhibit 2.3 and incorporated herein by reference.

The Merger was completed on September 12, 2008.

Item 2.01 Completion of Acquisition or Disposition of Assets.

SUMMARY OF THE MERGER

On July 7, 2008, Driftwood entered into the Merger Agreement, as amended by the Amendment dated September 12, 2008 (the “Merger Agreement”), with Merger Sub, Zoo Games and the Stockholder Representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the Surviving Corporation through an exchange of Zoo Games Common Stock for Driftwood Common Stock. Pursuant to the Merger Agreement, upon the completion of the Merger, each outstanding share of Zoo Games Common Stock converted automatically into and became exchangeable for shares of Driftwood Common Stock based on the exchange ratio set forth in the Merger Agreement. In addition, by virtue of the Merger, each of the 334,983 Zoo Games Options outstanding under Zoo Games’s 2008 Long-Term Incentive Plan were assumed by Driftwood, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 243,040 options to purchase shares of Driftwood Common Stock at an exercise price of $2.58 per share, 421,396 options to purchase shares of Driftwood Common Stock at an exercise price of $2.25 per share and 1,688,240 options to purchase shares of Driftwood Common Stock at an exercise price of $1.52 per share. The 246,243 Zoo Games Warrants outstanding at the time of the Merger were assumed by Driftwood and converted into 1,411,186 warrants to acquire shares of Driftwood Common Stock at an exercise price of $2.84 and 318,246 warrants to acquire shares of Driftwood Common Stock at an exercise price of $2.13 per share. The merger consideration consisted (i) 26,098,303 shares of Driftwood Common Stock, (ii) the reservation of 2,352,677 shares of Driftwood Common Stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 1,729,432 shares of Driftwood Common Stock that are required for the assumption of the Zoo Games Warrants.

Upon the Closing, all shares of Zoo Games Common Stock were no longer outstanding and were automatically canceled and ceased to exist, and each holder of a certificate representing any such shares ceased to have any rights with respect thereto, except the right to receive the applicable merger consideration. Additionally, each share of Zoo Games Common Stock held by Zoo Games or owned by Merger Sub, Driftwood or any subsidiary of Zoo Games or Driftwood immediately prior to the Merger, was canceled and extinguished as of the completion of the Merger without any conversion or payment in respect thereof. Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Merger was converted upon completion of the Merger into one validly issued, fully paid and non-assessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

Upon the Closing, as the sole remedy for the Zoo Games stockholders’ indemnity obligations, on behalf of the Zoo Games stockholders, Driftwood deposited 2,609,861 shares of Driftwood Common Stock, otherwise payable to such stockholders, into escrow to be held by the escrow agent in accordance with the terms and conditions of an escrow agreement.

Effective as of the Closing, Drew Larner and Mark Seremet were appointed to our board of directors (the “Board of Directors”). As set forth in the Merger Agreement, Zoo Games has the right to designate a director to fill the remaining vacancy on the Board of Directors, within 60 days following the Closing, which director shall be designated by Mark Seremet as the Stockholder Representative, subject to Driftwood’s approval of such individual which approval shall not be unreasonably withheld. If such director is not designated within 60 days following the Closing, the vacancy on the Board of Directors shall be filled in accordance with Driftwood’s bylaws.

SUMMARY DESCRIPTION OF BUSINESS

Historical Operations of Driftwood

Driftwood was incorporated in the State of Nevada on February 13, 2003. Driftwood was engaged in acquiring and exploring mineral properties until September 30, 2007, when this activity was abandoned. Driftwood is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," and is subject to risks associated with activities of development stage companies.

On December 20, 2007, through a merger, Driftwood reincorporated in the State of Delaware. Immediately prior to the Closing, Driftwood was a public shell company with no operations, and controlled by its principal stockholder Trinad Capital Master Fund, Ltd. (“TCMF”).

Current Operations of our Sole Operating and Wholly-Owned Subsidiary, Zoo Games, Inc.

Effective as of the Closing, Zoo Games became Driftwood’s wholly-owned subsidiary. As a result thereof, the historical business operations of Zoo Games will comprise Driftwood’s principal business operations going forward. Unless the context otherwise indicates, the use of the terms “we,” ‘our” or “us” refer to the business and operations of Driftwood Ventures, Inc. through its sole operating and wholly-owned subsidiary, Zoo Games.

Overview

We are a developer, publisher and distributor of casual gaming software for use on major platforms including Nintendo’s Wii, DS, GBA Sony’s PSP and PlayStation 2 and personal computers (PCs).

In addition, we intend to publish packaged entertainment software titles for use on a variety of other gaming platforms, including Sony’s PlayStation 3 and Microsoft’s Xbox 360. We will also seek to create and sell downloadable games for Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Virtual Console, and for use on PCs.

Zoo Games was founded in 2007 by industry veterans Ryan Brant, Mark Seremet and Susan Cummings. Mr. Brant and Mr. Seremet are the founders of Take-Two Interactive Software, Inc. (“Take-Two”), which during their tenure established itself as one of the leading developers, publishers and distributors in the video game industry with sales consistently in excess of $1 billion per year. Ms. Cummings has held various senior positions as a game industry executive. Most recently, she served as the VP of Business Development for 2K Games, a development and publishing label of Take-Two formed and built by Ms. Cummings and Mr. Brant, among others, beginning in 2004.

Zoo Games commenced operations in March 2007 as Green Screen Interactive Software, LLC, a Delaware limited liability company, and in May 2008, converted to a Delaware corporation. On August 14, 2008, it changed its name to Zoo Games, Inc. Since its initial organization and financing, Zoo Games embarked on a strategy of partnering with and/or acquiring companies with compelling intellectual property, distribution capabilities, and/or management with demonstrated records of success.

In June 2007, Zoo Games acquired the assets of Supervillain Studios, Inc. which are now held by the wholly-owned subsidiary of Zoo Games, Supervillain Studios, LLC (“Supervillain”). Supervillain is based in Santa Ana, California and provides Zoo Games with access to proprietary high end casual gaming content, established video game designers, technical experts and producers capable of providing Zoo Games with high quality, original casual games. On July 22, 2008, Zoo Games released Order Up!, its first offering from Supervillain.

In December 2007, Zoo Games acquired the capital stock of Destination Software, Inc. (now known as Zoo Publishing, Inc., “Zoo Publishing”). The acquisition of Zoo Publishing provided Zoo Games with a profitable core business, North American distribution, and further enhanced its experienced management team. Zoo Publishing distributes software titles throughout North America and generated over $30 million in annual revenue in 2007. Zoo Publishing expects to exploit its development expertise, in combination with its sales, marketing and licensing expertise, to target the rapidly expanding market for casual games, particularly on Nintendo’s platforms, where Zoo Publishing has experienced considerable success. By nurturing and growing this business unit, Zoo Games believes it will be able to rapidly build a much larger distribution network, enabling it to place a significant number of software titles with major retailers.

In April 2008, Zoo Games acquired the capital stock of ZOO Digital Publishing Limited (“Zoo Digital”), a business operated in the United Kingdom. This acquisition provided Zoo Games with a profitable core business in the United Kingdom, European distribution, and further enhanced its experienced management team. Zoo Digital distributes software titles throughout Europe and generated over $6.8 million in annual revenue in 2007.

The day-to-day operations of the wholly-owned business units of Zoo Games-- Supervillain, Zoo Publishing and Zoo Digital-- continue to be conducted by the former owners and management of such businesses who all have proven track records.

The primary mission of Zoo Games is to establish itself as a leading developer, publisher and distributor of casual games with a specific focus on content selling at higher price points. Zoo Games intends to accomplish this by choosing proven game concepts, enhancing the production quality and improving accessibility in order to address new target groups.

Zoo Games intends to leverage industry expertise, its existing distribution capabilities throughout North America and Europe and access to capital to quickly gain market share, generate substantial revenues, and become a leading global casual gaming company.

INDUSTRY OVERVIEW

The interactive entertainment industry is mainly comprised of video game hardware platforms, video game software and peripherals. Within this industry, North American combined sales of video game hardware, video game software and video game peripherals were approximately $17.9 billion in 2007 according to the NPD Group, a retail market research firm. Of that total, video game software sales accounted for $8.6 billion, and hardware and accessories accounted for $9.3 billion. The industry, which started in the 1970’s and 80’s with titles such as Pong and Pac-Man, continues to expand at a rapid pace. According to the NPD Group, video game retail sales and related hardware in the United States in 2007 were $16.6 billion, an increase of 38% over 2006. At least half of all Americans claim to play PC and video games, with an estimated 69% of parents and caregivers playing video games. The average video game player is 33 years old and has been playing for nearly ten years.

The introductions of new gaming platforms such as the PS3, Xbox 360, Wii and the Internet have created additional opportunities for overall market growth. Throughout the world, consumers are spending significant time and money playing video games that range from the traditional console titles, to “massively multiplayer” online role-playing games (MMOs), to hand-held cell phone games. The online gaming experience has expanded both the audience and the revenue opportunities for games - offering at one end of the spectrum new types of games for more casual gamers - and, at the other end, large-scale subscription multi-player experiences for more sophisticated gamers. The online games business is projected by PricewaterhouseCoopers to almost double from worldwide revenues of $5.2 billion in 2005 to $9.8 billion in 2009. Gaming on mobile phones, still relatively new, is anticipated to grow to the $9 billion to $10 billion range in 2008. PricewaterhouseCoopers projects the total worldwide gaming market to approach $49 billion by 2011.

The interactive entertainment software market is composed of two primary markets. The first is the console systems market, which is comprised of software created for dedicated game consoles that use a television as a display. The most recently released console systems include Sony’s PS3, Microsoft’s Xbox360, and Nintendo’s Wii. The second primary market is software created for use on personal computers (PCs). In addition to these primary markets, additional viable markets exist for the Internet, mobile/handheld systems (mobile phones, Sony PSP, Nintendo DS) and for interactive play on home DVD machines.

The overall growth trends within the interactive entertainment software industry are strong. The content is becoming more broadly appealing, allowing the industry to continue to capture the younger consumer while retaining the older player with content that is more relevant to them. In addition, we believe that the global popularity of video games coupled with the growing base of available markets will continue to permit publishers to substantially grow revenues and profits for the foreseeable future.

Interactive Entertainment Software Markets:

Console Systems: The console systems market is currently dominated by three major platforms: Microsoft’s Xbox 360, Sony’s PlayStation 2 and 3 and Nintendo’s Wii. These systems are now installed on an aggregate worldwide basis in well over 100 million households. The console market is characterized by generational transitions in the hardware (i.e., Sony’s PlayStation 1 to PlayStation 2), which traditionally have been times of adaptation for existing publishers and times of opportunity for emerging publishers.

With the launch of the Xbox 360 platform in late 2005, and the recent launch of Sony’s PS3 and Nintendo’s Wii, the next console transition has begun. We believe the new generation of these systems creates additional market opportunity for us and other publishers that can access both the existing and installed base of current-generation systems while also focusing on the creation of new titles for next-generation systems. We believe that video game publishers will be able to generate increased margins as the installed base of Xbox 360, PS3 and Wii achieves critical mass.

PC Systems: The Gartner Group, a market research firm, estimates that by the end of 2012 nearly 77% of US households will have at least one broadband connected computer. The increase in PC ownership appears to be spurred by lower-cost Pentium-based processing systems, which incorporate higher-speed CD-ROM or DVD drives, modems and increasingly sophisticated graphics capabilities, and by the continued growth and interest in the Internet.

Mobile/Handheld Systems: With more than five million units sold worldwide within months of launch, the Sony PSP and Nintendo DS demonstrated the vitality of the handheld games business, previously dominated by Nintendo’s Gameboy product line. The market for “portable” games has been substantially enhanced by the rise of more powerful mobile phones and the increased bandwidth of mobile networks.

Internet: The next generation of hardware is resulting in a significantly higher percentage of consoles connected to the Internet. Publishers will be able to generate new revenue streams from the sale of downloadable games and from subscription revenues for participation in MMOs. Using systems such as Xbox Live Arcade and PS3 Network (Home), publishers now have the ability to distribute downloadable products over the Internet. In addition, the MMO genre continues on its high growth path, with revenue expected to grow over 150% from 2006 through 2011 according to DFC Intelligence, a market research firm.

In-Game Advertising Revenues: In-game advertising revenue is expected to be an additional area of growth with the widespread adoption of the new console systems. Advertisers have become aware of the increasing popularity of video games as they look to expand into alternative platforms. The Yankee Group, a market research firm, forecasts that advertisers will increase their amount spent on in-gaming advertising from roughly $72 million in 2005 to well over $400 million in 2008.

We believe the outlook for the various gaming market segments is very strong, growing rapidly, and accessible to us.

PRODUCTS
We are a developer, publisher and distributor of casual gaming software for use on major platforms including Nintendo’s Wii, DS, GBA Sony’s PSP and PlayStation 2 and PCs.

In 2008, we released the following games:

Game Title	Platform	Release Date

Barnyard Blast: Swine of the Night	DS	1st Quarter 2008

Command & Destroy	DS	1st Quarter 2008

Double Sequence	DS	1st Quarter 2008

Championship Pony	DS	1st Quarter 2008

Sea Monsters	PS2	1st Quarter 2008

Shining Stars "Super Starcade"	DS	2nd Quarter 2008

1 vs. 100	DS	2nd Quarter 2008

Puzzler Collection	DS/Wii	2nd Quarter 2008

Garfield's Fun Fest	DS	2nd Quarter 2008

Order Up!	Wii	3rd Quarter 2008

In addition, the most successful games released by our Zoo Publishing subsidiary during 2007, prior to our acquisition of Zoo Publishing, include the following:

Game Title	Platform	Release Date

M&M's "Break 'Em"	DS/GBA	2nd Quarter 2007

Battleship/Connect 4/Sorry/Trouble	DS	2nd Quarter 2007

Clue/Mouse Trap/Perfection/Aggravation	DS	2nd Quarter 2007

Deal or No Deal	DS/GBA	2nd Quarter 2007

Hot Wheels Ultimate Racing	PSP	3rd Quarter 2007

Chicken Shoot	DS/Wii	3rd Quarter 2007

Balls of Fury	DS/Wii	3rd Quarter 2007

M&Ms Kart Racing	DS/Wii	4th Quarter 2007

Showtime Championship Boxing	DS/Wii	4th Quarter 2007

Sea Monsters	DS/Wii/PS2	4th Quarter 2007

We also have several games in development, including but not limited to those listed below. There can be no assurance that we will be successful in completing the development of any of the game titles listed below or, once developed, in marketing and distributing them to consumers.

2008 and Beyond - Upcoming Releases	Platform

Wordmaster	DS

Margot's Word Brain	DS/Wii

Jeep Thrills	Wii/PS2

Twin Strike: Operation Thunder	Wii

Yamaha Supercross	DS/Wii/PS2

Army Men "Soldiers of Misfortune"	DS/Wii/PS2

Garfield Gets Real	DS/Wii

2008 and Beyond - Upcoming Releases	Platform

Barnyard Blast: Swine of the Night	PSP

Bigfoot: Collision Course	DS/Wii/PS2

Story Hour Fairy Tales	Wii

Story Hour Adventures	Wii

Chrysler Classic Racing	DS/Wii/PS2

Calvin Tucker's Redneck Jamboree	Wii

Puzzle Kingdoms	Wii/DS/PC

M&Ms Beach Party	Wii

M&M's Adventure	DS/Wii/PS2

Deal or No Deal	Wii

Sky	Wii

Wizard High	Wii

Order Up 2	Wii

Competition

The interactive entertainment software industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than us.

The principal factors of competition in our industry are:

•	the ability to select and develop popular titles;

•	the ability to identify and obtain rights to commercially marketable intellectual properties; and

•	the ability to adapt products for use with new technologies.

Successful competition in our industry is also based on price, access to retail shelf space, product quality, product enhancements, brand recognition, marketing support and access to distribution channels.

We compete with Microsoft, Nintendo and Sony, which publish software for their respective systems. We also compete with numerous companies licensed by the platform manufacturers to develop or publish software products for use with their respective systems. These competitors include Activision Blizzard, Inc., Atari, Inc., Capcom Interactive, Inc., Electronic Arts, Inc., Konami, Corp., Majesco Entertainment Company, Midway Games, Inc., Namco Networks America, Inc., SCi Entertainment Group PLC, Sega Corporation, Take-Two Interactive Software, Inc., THQ, Inc., Ubisoft Entertainment and Vivendi Universal Games, among others. We will face additional competition from the entry of new companies into the video game market, including large diversified entertainment companies as well as other independent publishing companies.

Many of our competitors have significantly greater financial, marketing and product development resources than we do. As a result, current and future competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer preferences;

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies;

•	devote greater resources to secure rights to valuable licenses and relationships with leading software developers;

•	gain access to wider distribution channels; and

•	have better access to prime shelf space.

There is also intense competition for shelf space among video game developers and publishers, all of whom have greater brand name recognition, significantly more titles and greater leverage with retailers and distributors than we do. In addition, regardless of our competitors’ financial resources or size, our success depends on our ability to successfully execute our competitive strategies.

The number of new video game releases for PCs in a given year is much higher than the number of new video game releases for home consoles and handheld platforms. The barriers to entry in the PC market are lower because there are no publishing agreements with, or royalties to, be paid to the hardware manufacturers.

We believe that large diversified entertainment, cable and telecommunications companies, in addition to large software companies, are increasing their focus on the interactive entertainment software market, which will likely result in consolidation and greater competition.

We also compete with providers of alternative forms of entertainment, such as providers of non-interactive entertainment, including movies, television and music, and sporting goods providers. If the relative popularity of video games were to decline, our revenues, results of operations and financial condition likely would be harmed.

These competitive factors may result in price reductions, reduced gross margins and loss of market share, and may have a material adverse effect on our business.

Intellectual Property

Platform Licenses:

Hardware platform manufacturers require that publishers and developers obtains licenses from them to develop and publish titles for their platforms. We currently have licenses from Sony to develop and publish products for PlayStation, PlayStation 2 and PSP, and from Nintendo to develop products for the GBA, GameCube, DS, Wii and Micro. These licenses are non-exclusive and must be periodically renewed.  These companies generally have approval over games for their platforms, on a title-by-title basis, at their discretion.

Licenses From Third Parties:

While we develop and publish original titles, many of our titles are based on rights, licenses, and properties, including copyrights and trademarks, owned by third parties.  In addition, original titles many times include third party licensed materials such as software and music.  License agreements with third parties have variable terms and are terminable on a variety of events.  Licensors often have fairly strict approval rights.  We are often required to make minimum guaranteed royalty payments over the term of such licenses, including advance payments against these guarantees.

Trademarks, trade names and copyrights

Zoo Games and its subsidiaries have used and applied to register certain trademarks to distinguish its products from those of its competitors in the United States and in foreign countries. Zoo Games and its subsidiaries are also licensed to use certain trademarks, copyrights and technologies.  We believe that these trademarks, copyrights and technologies are important to our business. The loss of some of our intellectual property rights might have a negative impact on our financial results and operations.

EMPLOYEES

As of August 25, 2008, we had 97 employees, of which 40 are in product development and 57 are in selling, general and administrative functions. None of our employees are represented by a labor union or are parties to a collective bargaining agreement, and we believe our relationship with our employees is good.

Ryan Brant is one of the founders of Zoo Games, and was the Vice President of Strategy of Zoo Games. Mr. Brant spent nearly his entire professional career in the interactive entertainment software industry. He was one of the founders of Take-Two Interactive Software, Inc. (“Take-Two”), which under his leadership became one of the leading publicly traded companies in the industry. In June 2005, Mr. Brant and the SEC entered into a consent decree concerning revenue recognition issues at Take-Two. In connection with separate investigations conducted by the New York County District Attorney’s Office and the SEC concerning the backdating of stock options at Take-Two (the “Investigation”), Mr. Brant (1) pled guilty to falsifying business records in the first degree on February 14, 2007; and (2) entered into an additional Consent Judgment with the SEC on or about February 16, 2007. In connection with the Consent Judgment, Mr. Brant, among other things, agreed to a permanent bar from holding any control management positions in publicly traded companies.

Mr. Brant is now the Director of Content Acquisition of Zoo Games reporting to both the Chief Executive Officer of Zoo Games and the Vice President of Publishing. He is responsible for identifying new content available for publishing and distribution, as well as other business opportunities for Zoo Games although his suggestions will be informative only and will not determine strategy.

Mr. Brant’s employment is subject to strict guidelines approved by the boards of directors of Zoo Games and Driftwood, which are designed to ensure compliance with Mr. Brant’s agreement with the SEC. With respect to Driftwood or any of its subsidiaries (the “Group”), these guidelines, among other things, restrict Mr. Brant from (i) becoming a director or executive officer of any member of the Group; (ii) attending or participating in any board of directors meeting of any member of the Group; (iii) participating in any financial reporting functions or accounting decisions, (iv) working directly with the financial staff or regularly working in the principal headquarters, (v) having power to bind any member of the Group, (vi) having control over any policy making decisions. Adherence to these guidelines is monitored by the board of directors of Zoo Games and requires quarterly updates by the Board of Directors of Zoo Games to the board of Driftwood regarding Mr. Brant’s activities as well as his and the Company’s compliance with such guidelines.

RISK FACTORS

You should carefully consider each of the risks described below and other information contained in this Current Report on Form 8-K, including our consolidated financial statements and the related notes and those of our predecessor companies. The following risks and the risks described elsewhere in this Current Report on Form 8-K, including in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” could materially affect our business, prospects, financial condition, operating results or cash flow. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business. If any of these risks materialize, the trading price of our common stock could decline.

Unless the context otherwise indicates, the use of the terms “we,” “our” or “us” refers to the business and operations of Driftwood Ventures, Inc. through its sole operating and wholly-owned subsidiary, Zoo Games.

Risks Related to Our Business

We have a limited operating history in an evolving market, which may make it difficult to evaluate our business.

Although certain of our subsidiaries have operated for several years prior to their acquisition by us, Zoo Games was recently organized and has a limited history of generating revenues. The future revenue potential of our business in this evolving market is uncertain. As a result of our short operating history, we have limited financial data that can be used to evaluate our business. Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties encountered by companies in our stage of development. We cannot assure our investors that we will be able to introduce our proposed products, operate our business successfully or implement our strategies as described in this Current Report on Form 8-K or otherwise be successful in generating any revenues from our activities. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our business objectives.

We have experienced operating losses, and expect to incur future losses.

We are currently incurring start-up costs, which consist primarily of management and corporate salaries, rent, and professional fees. Until we generate sufficient income to cover these costs, we will continue to report operating losses. Through June 30, 2008, we have cumulative losses of approximately $19.1 million. If we do become profitable, we may not be able to sustain or increase our profitability. Continued losses or an inability to sustain profitability, may have an adverse effect on our future operating prospects.

We are unable to predict whether we will be successful in our efforts. If we are not successful, we will not be able to continue as a going concern. The report of our independent auditors on our financial statements for the fiscal year ended December 31, 2007 included an explanatory paragraph raising doubt about Zoo Games’ ability to continue as a going concern.

Our business activities will require additional financing that might not be obtainable on acceptable terms, if at all, which could have a material adverse effect on our financial condition, liquidity and our ability to operate going forward.

Although there can be no assurance, our management believes that based on our current plan there are sufficient capital resources from operations, including our factoring and purchase order financing arrangements, to finance our immediate operational requirements. We will need to raise additional capital or incur debt to fund our operations and strategic plan. We intend to seek at least $5 million to $10 million in additional financing through sales of additional equity or debt securities and/or loans from financial institutions, but there can be no assurance that funds will be available to us on acceptable terms, if at all, and any sales of additional securities will be dilutive to investors.

Failure to obtain financing or obtaining financing on unfavorable terms could result in a decrease in our stock price and could have a material adverse effect on future operating prospects, or require us to significantly reduce operations.

If our products fail to gain market acceptance, we may not have sufficient revenues to pay our expenses and to develop a continuous stream of new games.

Our success depends on generating revenues from new products. The market for video game products is subject to continually changing consumer preferences and the frequent introduction of new products. As a result, video game products typically have short market lives spanning only three to twelve months. Our products may not achieve and sustain market acceptance sufficient to generate revenues to cover our costs and allow us to become profitable. If our products fail to gain market acceptance, we may not have sufficient revenues to develop a continuous stream of new games, which we believe is essential to covering costs and achieving future profitability.

Product development schedules are long and frequently unpredictable, and we may experience delays in introducing products, which may adversely affect our revenues.

The development cycle for our products is long. In addition, the creative process inherent in video game development makes the length of the development cycle difficult to predict, especially in connection with products for a new hardware platform involving new technologies. As a result, we may experience delays in product introductions. If an unanticipated delay affects the release of a video game we may not achieve anticipated revenues for that game, for example, if the game is delayed until after an important selling season or after market interest in the subject matter of the game has begun to decline. A delay in introducing a video game could also require us to spend more development resources to complete the game, which would increase costs and lower margins, and could affect the development schedule for future products.

Our market is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies, our revenues will be negatively affected.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies. When we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we will likely be required to make a substantial investment one to two years prior to the introduction of the product. If we invest in the development of video games incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms that achieve significant commercial success, our potential revenues would also be adversely affected, and it may take significant time and resources to shift product development resources to that technology or platform. Any such failure to adapt to, and appropriately allocate resources among, emerging technologies would harm our competitive position, reduce our market share and significantly increase the time we take to bring popular products to market.

Customer accommodations could materially and adversely affect our business, results of operations, financial condition, and liquidity.

When demand for our product offerings falls below expectations, we may negotiate accommodations to retailers or distributors in order to maintain our relationships with our customers and access to our sales channels. These accommodations include negotiation of price discounts and credits against future orders commonly referred to as price protection. At the time of product shipment, we establish reserves for price protection and other similar allowances. These reserves are established according to our estimates of the potential for markdown allowances based upon our and our predecessors’ historical rates, expected sales, retailer inventories of products and other factors. We cannot predict with certainty whether existing reserves will be sufficient to offset any accommodations we will provide, nor can we predict the amount or nature of accommodations that we will provide in the future. If actual accommodations exceed our reserves, our earnings would be reduced, possibly materially. Any such reduction may have an adverse effect on our business, financial condition or results of operations. The granting of price protection and other allowances reduces our ability to collect receivables and impacts our availability for advances from our factoring arrangement. The continued granting of substantial price protection and other allowances may require additional funding sources to fund operations, but there can be no assurance that such funds will be available to us on acceptable terms, if at all.

Significant competition in our industry could adversely affect our business.

The interactive entertainment software industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than us.

Many of our competitors have significantly greater financial, marketing and product development resources than we do. As a result, current and future competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer preferences;

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies;

•	devote greater resources to secure rights to valuable licenses and relationships with leading software developers;

•	gain access to wider distribution channels; and

•	have better access to prime shelf space.

If we are unable to compete successfully, we could lose sales, market share, opportunities to license marketable intellectual property and access to next-generation platform technology. We also could experience difficulty hiring and retaining qualified software developers and other employees. Any of these consequences would significantly harm our business, results of operations and financial condition.

If game platform manufacturers refuse to license their platforms to us or do not manufacture our games on a timely basis or at all, our revenues would be adversely affected.

We intend to sell our products for use on proprietary game platforms manufactured by other companies, including Microsoft, Nintendo and Sony. These companies can significantly affect our business because:

•	we may only publish its games for play on their game platforms if we receive a platform license from them, which is renewable at their discretion;

•	we must obtain their prior review and approval to publish games on their platforms;

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if the popularity of a game platform declines or, if the manufacturer stops manufacturing a platform, does not meet the demand for a platform or delays the introduction of a platform in a region important to us, the games that we have published and that we are developing for that platform would likely produce lower sales than we anticipate;

•	these manufacturers control the manufacture of, or approval to manufacture, and manufacturing costs of our game discs and cartridges;

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these manufacturers have the exclusive right to (1) protect the intellectual property rights to their respective hardware platforms and technology and (2) discourage others from producing unauthorized software for their platforms that compete with our games; and

•	the manufacturing times, particularly in the fourth quarter, can be quite long. We may be unable to manufacture our products in a timely manner, if at all, to meet holiday or other demand.

We currently have licenses from Sony to develop products for PlayStation, PlayStation 2 and PSP, and from Nintendo to develop products for the GBA, the DS and Wii. These licenses are non-exclusive, and as a result, many of our competitors also have licenses to develop and distribute video game software for these systems. These licenses must be periodically renewed, and if they are not, or if any of our licenses are terminated or adversely modified, we may not be able to publish games for such platforms or we may be required to do so on less attractive terms. In addition, the interactive entertainment software products that we intend to develop for platforms offered by Nintendo or Sony generally are manufactured exclusively by that platform manufacturer or its approved replicator. These manufacturers generally have approval and other rights that will provide them with substantial influence over our costs and the release schedule of such products. Each of these manufacturers is also a publisher of games for its own hardware platform. A manufacturer may give priority to its own products or those of our competitors, especially if their products compete with our products. Any unanticipated delays in the release of our products or increase in our development, manufacturing, marketing or distribution costs as a result of actions by these manufacturers would significantly harm our business, results of operations and financial condition.

Failure to renew our existing brand and content licenses on favorable terms or at all and to obtain additional licenses would impair our ability to introduce new products and services or to continue to offer our products and services based on third-party content.

Some of our revenues are derived from our products and services based on or incorporating brands or other intellectual property licensed from third parties. Any of our licensors could decide not to renew our existing license or not to license additional intellectual property and instead license to our competitors or develop and publish its own products or other applications, competing with us in the marketplace. Several of these licensors already provide intellectual property for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us. In the past, competitors have successfully outbid us for licenses that we previously held.

We have both exclusive and non-exclusive licenses and both licenses that are global and licenses that are limited to specific geographies. Our licenses generally have terms that range from two to five years. We may be unable to renew these licenses or to renew them on terms favorable to us, and we may be unable to secure alternatives in a timely manner. Failure to maintain or renew our existing licenses or to obtain additional licenses would impair our ability to introduce new products and services or to continue to offer our current products or services, which would materially harm our business, operating results and financial condition. Some of our existing licenses impose, and licenses that we obtain in the future might impose, development, distribution and marketing obligations on us. If we breach our obligations, our licensors might have the right to terminate the license which would harm our business, operating results and financial condition.

Even if we are successful in gaining new licenses or extending existing licenses, we may fail to anticipate the entertainment preferences of our end users when making choices about which brands or other content to license. If the entertainment preferences of end users shift to content or brands owned or developed by companies with which we do not have relationships, we may be unable to establish and maintain successful relationships with these developers and owners, which would materially harm our business, operating results and financial condition. In addition, some rights are licensed from licensors that have or may develop financial difficulties, and may enter into bankruptcy protection under U.S. federal law or the laws of other countries. If any of our licensors files for bankruptcy, our licenses might be impaired or voided, which could materially harm our business, operating results and financial condition.

Rating systems for interactive entertainment software, potential legislation and vendor or consumer opposition could inhibit sales of our products.

Trade organizations within the video game industry require digital entertainment software publishers to provide consumers with information relating to graphic violence, profanity or sexually explicit material contained in software titles, and impose penalties for noncompliance. Certain countries have also established similar rating systems as prerequisites for sales of digital entertainment software in their countries. In some instances, we may be required to modify our products to comply with the requirements of these rating systems, which could delay the release of those products in these countries. We believe that we comply with such rating systems and properly display the ratings and content descriptions received for our titles. Several proposals have been made for legislation to regulate the digital entertainment software, broadcasting and recording industries, including a proposal to adopt a common rating system for digital entertainment software, television and music containing violence or sexually explicit material, and the Federal Trade Commission has issued reports with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of digital entertainment software containing graphic violence or sexually explicit material by pressing for legislation in these areas, including legislation prohibiting the sale of certain ‘‘M’’ rated video games to minors, and by engaging in public demonstrations and media campaigns. Retailers may decline to sell digital entertainment software containing graphic violence or sexually explicit material, which may limit the potential market for our ‘‘M’’ rated products, and adversely affect our operating results. If any groups, whether governmental entities, hardware manufacturers or advocacy groups, were to target our ‘‘M’’ rated titles, we might be required to significantly change or discontinue a particular title, which could adversely affect our business.

We could also experience delays in obtaining ratings which would adversely impact our ability to manufacture products.

We are dependent on third parties to manufacture our products, and any delay or interruption in production would negatively affect both our ability to make timely product introductions and our results of operations.

Certain of our products are manufactured by third parties who set the manufacturing prices for those products. Therefore, we depend on these manufacturers, including platform manufacturers, to fill our orders on a timely basis and to manufacture our products at an acceptable cost. If we experience manufacturing delays or interruptions, it would harm our business and results of operations.

We may be unable to develop and publish new products if we are unable to secure or maintain relationships with third party video game software developers.

We utilize the services of independent software developers to develop the majority of our video games. Consequently, our success in the video game market depends on our continued ability to obtain or renew product development agreements with quality independent video game software developers. However, we cannot assure you that we will be able to obtain or renew these product development agreements on favorable terms, or at all, nor can we assure you that we will be able to obtain the rights to sequels of successful products which were originally developed for us by independent video game software developers.

Many of our competitors have greater financial resources and access to capital than we do, which puts us at a competitive disadvantage when bidding to attract independent video game software developers. We may be unable to secure or maintain relationships with quality independent video game software developers if our competitors can offer them better shelf access, better marketing support, more development funding, higher royalty rates, more creative control or other advantages. Usually, our agreements with independent software developers are easily terminable if either party declares bankruptcy, becomes insolvent, ceases operations or materially breaches its agreement.

We have less control over a game developed by a third party because we cannot control the developer’s personnel, schedule or resources. In addition, any of our third-party developers could experience a business failure, be acquired by one of our competitors or experience some other disruption. Any of these factors could cause a game not to meet our quality standards or expectations, or not to be completed on time or at all. If this happens with a game under development, we could lose anticipated revenues from the game or our entire investment in the game.

Our failure to manage our growth and expansion effectively could adversely affect our business.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. Following the Merger, we expect to increase the scope of our operations domestically and internationally. This growth will continue to place a significant strain on management systems and resources. If we are unable to effectively manage our growth or scale our development, our business could be adversely affected.

The acquisition of other companies, businesses or technologies could result in operating difficulties, dilution or other harmful consequences.

We have made acquisitions and, although we have no present intention to do so, we may pursue further acquisitions, any of which could be material to our business, operating results and financial condition. Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures. We may also raise additional capital for the acquisition of, or investment in, companies, technologies, products or assets that complement our business. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could harm our financial condition and operating results. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management's attention from running existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company;

•	adverse effects on reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services or products; and

•	dilution to stockholders if we securities in any acquisition.

Any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from acquisitions. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our earnings based on this impairment assessment process, which could harm our operating results. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to attract and retain our key employees. We may experience increased costs to continue to attract and retain senior management and highly qualified software developers.

Our success depends to a significant extent upon the performance of senior management and on our ability to attract, motivate and retain highly qualified software developers. We believe that as a result of consolidation in our industry, there are now fewer highly skilled independent developers available to us. Competition for these developers is intense, and we may not be successful in attracting and retaining them on terms acceptable to us or at all. An increase in the costs necessary to attract and retain skilled developers, and any delays resulting from the inability to attract necessary developers or departures, may adversely affect our revenues, margins and results of operations.

The loss of the services of any of our executive officers or other key employees could harm our business. All of our executive officers and key employees are under short term employment agreements which means, that their future employment with the company is uncertain. All of our executive officers and key employees are bound by a contractual non-competition agreement; however, it is uncertain whether such agreements are enforceable and, if so, to what extent, which could make us vulnerable to recruitment efforts by our competitors.

Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. We face intense competition for qualified individuals from numerous technology, marketing and mobile entertainment companies. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing creative, operational and managerial requirements, or may be required to pay increased compensation in order to do so.  Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. If we are unable to attract and retain the qualified personnel we need to succeed, our business, operating results and financial condition would be harmed.

If our products contain errors, our reputation, results of operations and financial condition may be adversely affected.

As video games incorporate new technologies, adapt to new hardware platforms and become more complex, the risk of undetected errors in products when first introduced increases. If, despite our testing procedures, errors are found in new products after shipments have been made, we could experience a loss of revenues, delay in timely market acceptance of its products and damage to our reputation, any of which may negatively affect our business, results of operations and financial condition.

If we are unsuccessful in protecting our intellectual property, our revenues may be adversely affected.

The intellectual property embodied in our video games is susceptible to infringement, particularly through unauthorized copying of the games, or piracy. The increasing availability of high bandwidth Internet service has made, and will likely continue to make, piracy of video games more common. Infringement of our intellectual property may adversely affect our revenues through lost sales or licensing fees, particularly where consumers obtain pirated video game copies rather than copies sold by us, or damage to our reputation where consumers are wrongly led by infringers to believe that low-quality infringing material originated from us. Preventing and curbing infringement through enforcement of the our intellectual property rights may be difficult, costly and time consuming, and thereby ultimately not cost-effective, especially where the infringement takes place in foreign countries where the laws are less favorable to rights holders or not sufficiently developed to afford the level of protection we desire.

If we infringe on the intellectual property of others, our costs may rise and our results of operations may be adversely affected.

Although we take precautions to avoid infringing the intellectual property of others, it is possible that we or our third-party developers have done so or may do so in the future. The number and complexity of elements in our products that result from the advances in the capabilities of video game platforms increases the probability that infringement may occur. Claims of infringement, regardless of merit, could be time consuming, costly and difficult to defend. Moreover, as a result of disputes over intellectual property, we may be required to discontinue the distribution of one or more of its products, or obtain a license for the use of or redesign those products, any of which could result in substantial costs and material delays and materially adversely affect our results of operations.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by malicious software and other losses.

     In the ordinary course of our business, most of our agreements with carriers and other distributors include indemnification provisions. In these provisions, we agree to indemnify them for losses suffered or incurred in connection with our products and services, including as a result of intellectual property infringement and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding license agreement, and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally unlimited. Large future indemnity payments could harm our business, operating results and financial condition.

We may be unable to develop and introduce in a timely way new products or services, which could harm our brand.

The planned timing and introduction of new products and services are subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new products and services, which could result in a loss of, or delay in, revenues or damage to our reputation and brand. Our attractiveness to branded content licensors might also be reduced. In addition, new products and services may not achieve sufficient market acceptance to offset the costs of development, particularly when the introduction of a product or service is substantially later than a planned “day-and-date” launch, which could materially harm our business, operating results and financial condition.

Our business is subject to risks generally associated with the entertainment industry, and we may fail to properly assess consumer tastes and preferences, causing product sales to fall short of expectations.

Our business is subject to all of the risks generally associated with the entertainment industry and, accordingly, our future operating results will depend on numerous factors beyond our control, including the popularity, price and timing of new hardware platforms being released; economic, political and military conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot be predicted. A decline in the popularity of certain game genres or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of platform licensors and produce finished products is unpredictable. During this period, consumer appeal for a particular title may decrease, causing product sales to fall short of expectations.

We have developed and may expand international operations, which may subject us to economic, political, regulatory and other risks.

Continuing our international operations may subject us to many risks, including:

•	difficulty in maintaining or finding a suitable distribution partner;

•	social, economic and political instability; compliance with multiple and conflicting foreign and domestic laws and regulations;

•	changes in foreign and domestic legal and regulatory requirements or policies resulting in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

•	currency fluctuations;

•	difficulties in staffing and managing our international operations;

•	less favorable foreign intellectual property laws making it more difficult to protect our properties from appropriation by competitors;

•	potentially adverse tax treatment;

•	higher costs associated with doing business internationally;

•	challenges caused by distance, language and cultural differences;

•	difficulties with distributors;

•	protectionist laws and business practices that favor local businesses in some countries;

•	foreign exchange controls that might prevent us from repatriating income earned in countries outside the United States;

•	price controls;

•	the servicing of regions by many different carriers;

•	imposition of public sector controls;

•	restrictions on the export or import of technology;

•	greater fluctuations in sales to end users and through carriers in developing countries, including longer payment cycles and greater difficulties collecting our accounts receivable; and

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relying on limited business relationships. Our failure to manage or address any of these could adversely affect our business. In addition, developing user interfaces that are compatible with other languages or cultures can be expensive. As a result, our ongoing international expansion efforts may be more costly than we expect. Further, expansion into developing countries subjects us to the effects of regional instability, civil unrest and hostilities, and could adversely affect us by disrupting communications and making travel more difficult. These risks could harm our international expansion efforts, which, in turn, could materially and adversely affect our business, operating results and financial condition.

Our business is ‘‘hit’’ driven. If we do not deliver ‘‘hit’’ titles, or if consumers prefer competing products, our sales could suffer.

While many new products are regularly introduced, only a relatively small number of ‘‘hit’’ titles account for a significant portion of net revenue. Competitors may develop titles that imitate or compete with our ‘‘hit’’ titles, and take sales away from us or reduce our ability to command premium prices for those titles. Hit products published by our competitors may take a larger share of consumer spending than we anticipate, which could cause our product sales to fall below our expectations. If our competitors develop more successful products or offer competitive products at lower price, or if we do not continue to develop consistently high-quality and well received products, our revenue, margins, and profitability will decline.

Risks Relating to Our Common Stock

The liquidity of our common stock will be affected by its limited trading market.

Bid and ask prices for shares of our common stock are quoted on the OTC Bulletin Board under the symbol “DFTW.OB.” There is currently no broadly followed, established trading market for our common stock. While we are hopeful that, following the Merger, we will command the interest of a greater number of investors, a broadly followed, established trading market for our shares of common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our common stock. As a result of the lack of trading activity, the quoted price for our common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

The market price of our common stock is highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the current price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets, and the worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	fluctuations in merchant credit card interest rates;

•	significant sales of our common stock or other securities in the open market; and

•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth by acquiring complementary businesses, acquiring or licensing additional brands, or establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets, and this could negatively impact our earnings and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock, if and when it develops, will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

“Penny stock” rules may restrict the market for our common stock.

Our common stock is subject to rules promulgated by the SEC relating to “penny stocks,” which apply to companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for our common stock. These rules could also hamper our ability to raise funds in the primary market for our common stock.

If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, will require us to evaluate and report on our internal control over financial reporting and have our independent registered public accounting firm attest to our evaluation beginning with our Annual Report on Form 10-K for the year ending December 31, 2009. We are in the process of preparing and implementing an internal plan of action for compliance with Section 404 and strengthening and testing our system of internal controls to provide the basis for our report. The process of implementing our internal controls and complying with Section 404 will be expensive and time- consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness or a significant deficiency in our internal control, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including ineligibility for short form resale registration, action by the SEC, and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price and harm our business.

We do not anticipate paying dividends.

We have never paid cash or other dividends on our common stock. Payment of dividends on our common stock is within the discretion of our Board of Directors and will depend upon our earnings, our capital requirements and financial condition, and other factors deemed relevant by our Board of Directors.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that may not be in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively beneficially own approximately 55.7% of our outstanding common stock. As a result, this group will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock is likely to have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, this group could cause us to enter into transactions or agreements that we would not otherwise consider.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

As we grow, the Sarbanes-Oxley Act may require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. This can be difficult to do. These reports may not be timely, and in the past they have contained, and in the future they may contain, errors.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs.

The Sarbanes-Oxley Act will make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate directors’ and officers’ insurance, our ability to recruit and retain qualified directors, and officers will be significantly curtailed.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

     Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Individual products and services, and carrier relationships, represent meaningful portions of our revenues and net loss in any quarter. We may incur significant or unanticipated expenses when licenses are renewed. In addition, some payments from carriers that we recognize as revenue on a cash basis may be delayed unpredictably.

     In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

•	the number of new products and services released by us and our competitors;

•	the amount we reserve against returns and allowances;

•	the timing of release of new products and services by us and our competitors, particularly those that may represent a significant portion of revenues in a period;

•	the popularity of new products and services, and products and services released in prior periods;

•	the expiration of existing content licenses;

•	the timing of charges related to impairments of goodwill, intangible assets, royalties and minimum guarantees;

•	changes in pricing policies by us or our competitors;

•	changes in the mix of original and licensed content, which have varying gross margins; the seasonality of our industry;

•	fluctuations in the size and rate of growth of overall consumer demand for video game products, services and related content;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	our success in entering new geographic markets;

•	foreign exchange fluctuations;

•	accounting rules governing recognition of revenue;

•	the timing of compensation expense associated with equity compensation grants; and

•	decisions by us to incur additional expenses, such as increases in marketing or research and development.

As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Failure to meet market expectations would likely result in decreases in the trading price of our common stock.

Changes to financial accounting standards could make it more expensive to issue stock options to employees, which would increase compensation costs and might cause us to change our business practices.

     We prepare our financial statements to conform with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, Securities and Exchange Commission, or the SEC, and various other bodies. A change in those principles could have a significant effect on our reported results and might affect our reporting of transactions completed before a change is announced. For example, we have used stock options as a fundamental component of our employee compensation packages. We believe that stock options directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain in our employ. Several regulatory agencies and entities have made regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. We may, as a result of these changes, incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, any of which could materially and adversely affect our business, operating results and financial condition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Current Report on Form 8-K.

Overview

Zoo Games commenced operations in March 2007 as Green Screen Interactive Software, LLC, a Delaware limited liability company, and in May 2008, converted to a Delaware corporation named Green Screen Interactive Software, Inc. On August 14, 2008, its name was changed to Zoo Games, Inc. Since its initial organization and financing, Zoo Games embarked on a strategy of partnering with and/or acquiring companies with compelling intellectual property, distribution capabilities, and/or management with demonstrated records of success.

Zoo Games is a developer, publisher and distributor of casual gaming software for use on major platforms including Nintendo’s Wii, DS, GBA Sony’s PSP and PlayStation 2 and personal computers (PCs).

In addition, Zoo Games intends to publish packaged entertainment software titles for use on a variety of other gaming platforms, including Sony’s PlayStation 3 and Microsoft’s Xbox 360. It will also seek to create and sell downloadable games for Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Virtual Console, and for use on PCs.

During the period from March 23, 2007 through December 31, 2007, Zoo Games initiated equity fundraising, organized its corporate structure, identified target acquisitions for its roll-up strategy and integrated the acquired companies into Zoo Games. Zoo Games raised a total of $15.3 million in cash in 2007; $5.0 million from an initial equity raise ending in June 2007 and $10.3 million from a sale of convertible debt and equity for which it completed an initial closing in December 2007. We established our corporate and publishing groups in New York with well-respected industry veterans. Zoo Games acquired a development studio and an established casual games publisher in the United States, and entered into various agreements with external game developers for key titles which are expected to be released in 2008 and beyond.

The financial statements of Zoo Games include operations of each division from the date that they were acquired. The 2007 financial statements include operations of each division as follows:

•	Corporate and Publishing - nine months of activity beginning March 23, 2007

•	Supervillain - six and one-half months of activity beginning June 14, 2007

•	Cyoob (Repliqa) - six months of activity beginning July 1, 2007

•	Zoo Publishing - 13 days of activity beginning December 19, 2007

The 2008 financial statements include operations of Zoo Digital Publishing beginning on April 4, 2008, and the impact of the conversion of Zoo Games from a limited liability company to a corporation, and the discontinuance of Zoo Games’ involvement with the operations of Repliqa.

The Merger will be accounted for as a reverse merger with Zoo Games treated as the acquirer.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America ("GAAP") requires management to make estimates and assumptions about future events and apply judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. We base our estimates and judgments on historical experience and current trends and other assumptions that management believes to be reasonable at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual amounts could differ significantly from these estimates.

We have identified the policies below as critical to our business operations and the understanding of our financial results and they require management's most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 to the Consolidated Financial Statements included in Item 9.

Revenue Recognition

We recognize revenue upon the transfer of title and risk of loss to our customers. We apply the provisions of Statement of Position 97-2, "Software Revenue Recognition" in conjunction with the applicable provisions of Staff Accounting Bulletin No. 104, "Revenue Recognition." Accordingly, we recognize revenue for software when (1) there is persuasive evidence that an arrangement with our customer exists, which is generally a customer purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable, (4) collection of the customer receivable is deemed probable and (5) we do not have any continuing obligations. Our payment arrangements with customers typically provide net 30 and 60-day terms. Advances received for licensing and exclusivity arrangements are reported on the balance sheet as deferred revenue until we meet our performance obligations, at which point we recognize the revenue.

Revenue is recognized after deducting estimated reserves for returns and price concessions. In specific circumstances when we do not have a reliable basis to estimate returns and price concessions or are unable to determine that collection of receivables is probable, we defer the revenue until such time as we can reliably estimate any related returns and allowances and determine that collection of the receivables is probable.

Allowances for Returns and Price Concessions

We accept returns and grant price concessions in connection with our publishing arrangements. Following reductions in the price of our products, we grant price concessions to permit customers to take credits against amounts they owe us with respect to merchandise unsold by them. Our customers must satisfy certain conditions to entitle them to return products or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels.

Our distribution arrangements with customers do not give them the right to return titles or to cancel firm orders. However, we sometimes accept returns from our distribution customers for stock balancing and make accommodations to customers, which includes credits and returns, when demand for specific titles falls below expectations.

We make estimates of future product returns and price concessions related to current period product revenue. We estimate the amount of future returns and price concessions for published titles based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of the hardware platform, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of our products by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. We believe we can make reliable estimates of returns and price concessions. However, these estimates are inherently subjective and actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Inventory

Inventory, which consists principally of finished goods, is stated at the lower of actual cost or market. We estimate the net realizable value of slow-moving inventory on a title-by-title basis and charge the excess of cost over net realizable value to cost of sales.

Product Development Costs

We utilize both internal development teams and third party product developers to develop the titles we publish.

We capitalize internal product development costs (including stock-based compensation, specifically identifiable employee payroll expense and incentive compensation costs related to the completion and release of titles), third party production and other content costs, subsequent to establishing technological feasibility of a video game title. Technological feasibility of a product includes the completion of both technical design documentation and game design documentation. Amortization of such capitalized costs is recorded on a title-by-title basis in cost of goods sold using the proportion of current year revenues to the total revenues expected to be recorded over the life of the title.

We frequently enter into agreements with third party developers that normally require us to make advance payments for game development and production services. In exchange for our advance payments, we receive the exclusive publishing and distribution rights to the finished game title. Such agreements allow us to fully recover the advance payments to the developers at an agreed royalty rate earned on the subsequent retail sales of such games, net of any agreed costs. We capitalize all advance payments to developers as product development. On a product-by-product basis, we reduce product development costs and record a corresponding amount of research and development expense for any costs incurred by third party developers prior to establishing technological feasibility of a product. We typically enter into agreements with third party developers after completing the technical design documentation for our products and therefore record the design costs leading up to a signed developer contract as research and development expense. We also generally contract with third party developers that have proven technology and experience in the genre of the video game being developed, which often allows for the establishment of technological feasibility early in the development cycle. In instances where the documentation of the design and technology are not in place prior to an executed contract, we monitor the product development process and require our third party developers to adhere to the same technological feasibility standards that apply to our internally developed products.

We capitalize advance payments as product development costs subsequent to establishing technological feasibility of a video game title and amortize them, on a title-by-title basis, as royalties in cost of goods sold. Royalty amortization is recorded using the proportion of current year revenues to the total revenues expected to be recorded over the life of the title.

At each balance sheet date, or earlier if an indicator of impairment exists, we evaluate the recoverability of capitalized product development costs, advance development payments and any other unrecognized minimum commitments that have not been paid, using an undiscounted future cash flow analysis, and charge any amounts that are deemed unrecoverable to cost of goods sold if the product has already been released. If the product is discontinued prior to completion, any prepaid unrecoverable advances are charged to research and development expense. We use various measures to estimate future revenues for our video game titles, including past performance of similar titles and orders for titles prior to their release. For sequels, the performance of predecessor titles is also taken into consideration.

Prior to establishing technological feasibility, we expense research and development costs as incurred.

Licenses

Licenses consist of payments and guarantees made to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Agreements with rights holders generally provide for guaranteed minimum royalty payments for use of their intellectual property. Guaranteed minimum payments are initially recorded as an asset (licenses) and as a liability (accrued licenses) upon execution of a licensing agreement, provided that no significant performance remains to be completed by the licensor. When significant performance remains to be completed by the licensor, we record payments when actually paid.

Certain licenses extend over multi-year periods and encompass multiple game titles. In addition to guaranteed minimum payments, these licenses frequently contain provisions that could require us to pay royalties to the license holder, based on pre-agreed unit sales thresholds.

Capitalized licensing fees are amortized as royalties in cost of goods sold on a title-by-title basis at a ratio of (1) current period revenues to the total revenues expected to be recorded over the remaining life of the title or (2) the contractual royalty rate based on actual net product sales as defined in the licensing agreement, whichever is greater. Similar to software development costs, we review our sales projections quarterly to determine the likely recoverability of our capitalized licenses as well as any unpaid minimum obligations. When management determines that the value of a license is unlikely to be recovered by product sales, capitalized licenses are charged to cost of goods sold, based on current and expected revenues, in the period in which such determination is made. Criteria used to evaluate expected product performance and to estimate future sales for a title include: historical performance of comparable titles; orders for titles prior to release; and the estimated performance of a sequel title based on the performance of the title on which the sequel is based.

Asset Impairment

Business Combinations—Goodwill and Intangible Assets.     The purchase method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. Our consolidated financial statements and results of operations reflect an acquired business from the completion date of an acquisition. The costs to acquire a business, including transaction, integration and restructuring costs, are allocated to the fair value of net assets acquired upon acquisition. Any excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill.

We evaluate our goodwill annually for impairment or more frequently if indicators of potential impairment exist. The determination of whether or not goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of our reporting units. We generally use either the income, cost or market approach to aid in our conclusions of such fair values and asset lives. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected is based on the characteristics of the asset and the availability of information. Changes in our strategy and/or market conditions could significantly impact these judgments and require reductions to recorded intangible asset balances.

Long-lived assets.     We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We use internal discounted cash flow estimates, quoted market prices when available and independent appraisals, as appropriate, to determine fair value. We derive the required cash flow estimates from our historical experience and our internal business plans and apply an appropriate discount rate.

Stock-based Compensation

We account for stock-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment.” Under the fair value recognition provisions of this statement, share-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including, in the case of stock option awards, estimating expected stock volatility. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Income Taxes

We were a limited liability company (“LLC”) from inception until May 16, 2008 and followed all applicable US tax regulations for an LLC. Effective May 16, 2008 when we became incorporated, it became necessary for us to make certain estimates and assumptions to compute the provision for income taxes including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired and additional information is obtained. The impact of these revisions is recorded in income tax expense or benefit in the period in which they become known.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 expands the use of fair value accounting but does not affect existing standards, which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure certain financial assets and financial liabilities, on an instrument-by-instrument basis. If the fair value option is elected, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007 with earlier adoption permitted. We adopted SFAS 159 and there was no significant impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160), which is an amendment of Accounting Research Bulletin (“ARB”) No. 51.  This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest.  This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Based on current conditions, we do not expect the adoption of SFAS No. 160 to have a significant impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141R).  This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We do not expect the adoption of SFAS No. 141R to have a significant impact on our results of operations or financial position.

On May 9, 2008, the FASB issued Staff Position APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlements)”, which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Zoo Games has not completed its evaluation of the impact of the effect, if any, the adoption of FSP APB 14-1would have on our results of operations or financial position.

Fluctuations in Operating Results and Seasonality

We experience fluctuations in quarterly and annual operating results as a result of: the timing of the introduction of new titles; variations in sales of titles developed for particular platforms; market acceptance of our titles; development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles; projected and actual changes in platforms; the timing and success of title introductions by our competitors; product returns; changes in pricing policies by us and our competitors; the size and timing of acquisitions; the timing of orders from major customers; order cancellations; and delays in product shipment. Sales of our products are also seasonal, with peak shipments typically occurring in the fourth calendar quarter as a result of increased demand for titles during the holiday season. Quarterly and annual comparisons of operating results are not necessarily indicative of future operating results.

Results of Operations

For the six months ended June 30, 2008 as compared to the period from March 23, 2007 to June 30, 2007

The following table sets forth, for the period indicated the amount and percentage of net revenue for significant line items in our statement of operations:

(amounts in $000’s)
	January 1, 2008 - June 30, 2008		March 23, 2007 - June 30, 2007

Revenue	$15,487	100%	$-

Cost of goods sold	13,911	90%	(9)

Gross profit	1,516	10%	(9)

Operating expenses:

General and administrative expenses	3,510	23%	469
Selling & marketing expenses	2,469	16%	-
Research and development expenses	2,997	19%	74
Depreciation and amortization	1,076	7%	12

Total Operating expenses	10,052	65%	555

Loss from operations	(8,476)	-55%	(564)

Interest expense	(1,230)	-8%	(16)

Pretax loss from operations	(9,706)	-63%	(580)

Income tax benefit	1,056	7%	-

Loss from continuing operations	(8,650)	-56%	(580)

Loss from discontinued operations	(219)	-1%	-

Net loss	$(8,869)	-57%	$(580)

Net Revenues. Net revenues for the period ended June 30, 2008 were approximately $15.5 million, consisting of approximately $14.4 million from casual game sales in the United States, approximately $880,000 from casual game sales in Europe since the acquisition of Zoo Publishing in April 2008, and approximately $200,000 from work-for-hire from Supervillain Studios. The breakdown of gross sales by platform is:

	US	Europe
Nintendo DS	68%	68%
Nintendo Wii	27%	12%
Nintendo GBA	3%	-
SONY PSP	2%	4%
SONY PS2	-	11%
PC	-	4%
Other	-	1%

The biggest sellers during this period on the Nintendo DS platform were (i) the compilation of Battle Ship, Connect 4, Sorry & Trouble, (ii) the compilation of Clue, Perfection & Aggravation, and (iii) Deal or No Deal. The biggest sellers during this period on the Nintendo Wii platform were the M&M Kart Racing, Chicken Shoot and Showtime Boxing.

We had no revenues during the period from March 23, 2007 to June 30, 2007.

Gross Profit. Gross profit for the six months ended June 30, 2008 was approximately $1.5 million, or 10% of net revenue, compared to a gross loss of ($9,000) for the period ended June 30, 2007. The costs included in the cost of goods sold consist of manufacturing and packaging costs, royalties due to licensors relating to the current period’s revenues and the amortization of product development costs relating to the current period’s revenues. The gross margin of the U.S. sales was 10%, while the gross margin of the European revenues was 8% for the 2008 period.

General and Administrative Expenses. General and administrative expenses for the six months ended June 30, 2008 were approximately $3.5 million as compared to $469,000 for the period ended June 30, 2007. The 2008 period includes $3.0 million for the operations of the corporate and publishing group, including salary and related costs, professional fees and rent expenses, approximately $400,000 for Zoo Publishing and Supervillain expenses and $76,000 for three months of activity at Zoo Digital Publishing. The 2007 period includes three months of corporate and publishing expenses, and 15 days of expenses from Supervillain.

Selling and Marketing Expenses. Selling and marketing expenses for the six months ended June 30, 2008 were approximately $2.5 million as compared to $0 for the period ended June 30, 2007. The 2008 costs were approximately $1.9 million relating to the sales of casual games in the U.S. market and approximately $550,000 for sales in Europe during the 2008 period.

Research and Development Expenses. Research and development expenses for the six months ended June 30, 2008 were approximately $3.0 million as compared to $74,000 for the period ended June 30, 2007. The 2008 expenses consist of approximately $1.4 million of payroll and related costs incurred at Supervillain that are not capitalized because they relate to projects that are not yet technologically feasible, approximately $1.3 million relating to products that were discontinued during the period and approximately $250,000 of miscellaneous research and development costs.

Depreciation and Amortization Expenses. Depreciation and amortization costs for the six months ended June 30, 2008 was approximately $1.1 million as compared to $12,000 in the prior period. The 2008 period includes $952,000 resulting form the amortization of intangibles acquired from the Supervillain, Zoo Publishing and Zoo Digital acquisitions. The balance of $124,000 relates to depreciation of fixed assets during the period. The 2007 period includes $5,000 resulting from the amortization of intangibles acquired form the Supervillain acquisition and $7,000 of depreciation of fixed assets during the period.

Interest Expense. Interest expense for the 2008 period was approximately $1.2 million as compared to $16,000 for the 2007 period. The 2008 period includes $1.1 million of interest on the various promissory notes due to the sellers of Supervillain, Zoo Publishing and Zoo Digital of which $916,000 is non-cash interest imputed at the market rate.

Loss from Discontinued Operations. In January 2008, management determined to discontinue Zoo Games’ involvement in the operations of Repliqa and recorded a loss from discontinued operations of $219,000.

For the Period from March 23, 2007 to December 31, 2007

The following table sets forth the amount and percentage of net revenue for significant line items in our statement of operations:

	For the Period From March 23, 2007 to December 31, 2007

Revenue	$1,350	100%

Cost of goods sold	847	63%

Gross profit	503	37%

Operating expenses:

General and administrative expenses	2,666	197%
Selling and marketing expenses	146	11%
Research and development expenses	4,626	343%
Loss on impairment of investment discontinued in January 2008	2,003	148%
Depreciation and amortization	219	16%

Total Operating expenses	9,660	716%

Operating loss	(9,157)	-678%

Interest expense	(1,146)	-85%

Loss before benefit for income taxes	(10,303)	-763%

Benefit for income taxes	58	4%

Net loss	$(10,245)	-759%

Net Revenues. The net revenues for the period ended December 31, 2007 were approximately $1.35 million, consisting of approximately $785,000 earned from various work-for-hire agreements from our Supervillain Studios and approximately $565,000 from sales from the Zoo Publishing casual game group during the thirteen days that Zoo Publishing was part of the Company during the period.

Gross Profit. Gross profit for the period ended December 31, 2007 was $503,000, or 37% of net revenue. The costs included in the cost of goods sold are $362,000 relating to the internal development costs incurred for the work-for hire contracts performed by Supervillain during the period and $485,000 relating to the costs of goods sold by Zoo Publishing.

General and Administrative Expenses. General and administrative expenses for the period ended December 31, 2007 were approximately $2.7 million. $2.6 million of these costs relate to the operation of the corporate and publishing group during the period, including salary and related costs, professional fees and rent.

Selling and Marketing Expenses. Selling and marketing expenses of $146,000 for the 2007 period are the result of sales activities and operating costs from Zoo Publishing’s operations in the last 18 days of the period.

Research and Development Expenses. Research and development expenses for the 2007 period were approximately $4.6 million. Operating costs incurred at Supervillain that are not capitalized accounted for approximately $1.1 million of these costs. During the 2007 period, we paid advances to an external developer of $1.9 million for the development of a game that was discontinued and this write-off is included in the research and development amounts. In addition, during this period we expensed approximately $1.5 million relating to video game publishing rights that were terminated. Also in 2007 we incurred approximately $100,000 of charges relating to the development of our internet strategy.

Loss on Impairment of Investment Discontinued in January 2008. In June 2007, we acquired a 24.75% interest in the outstanding stock of Cyoob, Inc. (“Cyoob”). Cyoob’s assets were transferred to Repliqa, LLC (“Repliqa”) and we acquired a 35% membership interest in Repliqa, ultimately allowing Zoo Games to have voting control of the operating business of Repliqa. Repliqa was developing a recommendation engine to be used on the internet. We paid approximately $1.1 million for the interest in Cyoob, and we committed to pay approximately $1.2 million for the membership interest in Repliqa. Prior to December 31, 2007, the assets of Repliqa were impaired and we recorded approximately $2.0 million as a loss on impairment of investment and acquired assets on the 2007 financial statements. In January 2008, the board of directors and management of Zoo Games decided to discontinue its investment in this operation and this is recorded as a discontinued operation on the 2008 financial statements.

Depreciation and Amortization Expenses. Depreciation and amortization costs for the period ended December 31, 2007 were $219,000. These costs include $134,000 resulting from the amortization of intangibles acquired from the Supervillain and Zoo Publishing acquisitions. The balance of $85,000 relates to depreciation of fixed assets during the period.

Interest Expense. Interest expense for the 2008 period was approximately $1.1 million. The interest expense on the various notes due to the sellers of Supervillain and Zoo Publishing was $303,000. There was $843,000 charged to interest expense in the 2007 period resulting from the beneficial conversion feature in our bridge notes issued during 2007 that were converted to equity in December 2007.

Liquidity and Capital Resources

We incurred a net loss of $10.2 million from March 23, 2007 to December 31, 2007 and a net loss of $8.9 million during the first six months of 2008. Our principal source of cash is from sales of our debt and equity securities and the use of our purchase order financing and factor arrangements. Net cash used in operating activities for 2007 and the first six months of 2008 was $7.1 million and $7.4 million, respectively.

We raised an aggregate of $21.4 million, net, from various debt and equity financings from our inception to June 2008, as follows:

•	$5.0 million, net in the initial sale of our common equity in May and June 2007;

•	$2.8 million, net from October 2007 through December 2007 in the sale of 12% debt security that was converted into the common equity we sold in December 2007;

•	$7.5 million, net in December 2007 from the sale of our common equity; and

•	$6.1 million, net during the first six months of 2008 from the sale of our common equity.

On May 16, 2008, Mandalay Media, Inc. (“Mandalay”) provided a bridge loan to us of $2,000,000 (the “Mandalay Note”) in connection with the potential acquisition by Mandalay of Zoo Games. The Mandalay Note bore interest at 10% per annum. The acquisition agreements between Mandalay and Zoo Games were terminated, and the Mandalay Note was paid in full on July 7, 2008.

On July 7, 2008, Driftwood provided a bridge loan of up to $7,000,000 to Zoo Games (the “Driftwood Loan”). The Driftwood Loan matures on September 30, 2008, and initially bears interest at a rate of 10% per annum (increasing upon default). Under the terms of the Driftwood Loan, Zoo Games may borrow on a weekly basis, repay without penalty or premium and continue to borrow amounts until September 30, 2008, provided that any advance made by Driftwood to Zoo Games is contingent upon a mutually approved budget for the use of such advance by Zoo Games, which approval will not be unreasonably withheld by Driftwood. The Driftwood Loan and all accrued interest were automatically extinguished upon the closing of the Merger. We used $2,028,888.89 of the amounts we borrowed to repay all amounts outstanding under the Mandalay Note on July 7, 2008. The additional advances were used for working capital purposes.

A significant portion of our cash was used during 2007 and the first six months of 2008 in connection with our acquisitions.  We used $7.4 million of our cash during 2007 in the acquisitions of the assets of Supervillain, and the stock of Zoo Publishing.  We used approximately $500,000 of our cash during the first six months of 2008 with respect to the outstanding obligations in connection with our prior acquisition of Zoo Publishing.  We used approximately $191,000 of our cash in 2007 and $450,000 of our cash in the first six months of 2008 towards the investments in Cyoob and Repliqa. We used $335,000 cash in 2007 and $146,000 of our cash in the first six months of 2008 for capital expenditures.

Zoo Publishing

In connection with Zoo Games’ acquisition of its Zoo Publishing subsidiary, there is an outstanding 3.9% promissory note for the benefit of the former shareholders of Destination Software in the aggregate principal amount of $2,957,500. As amended, of that amount, $1,137,500 of the principal plus accrued and unpaid interest must be paid on or before September 18, 2009 and the remaining $1,820,000 plus accrued and unpaid interest must be paid on or before December 18, 2010. As part of that acquisition transaction, Zoo Games also has a remaining obligation to two employees of Zoo Publishing in connection with that acquisition transaction. Zoo Games is required to pay one of those individuals $1,200,000. Of that amount, Zoo Games paid $200,000 in February 2008 and is paying $380,000 in equal monthly installments over a six-month period beginning July 2008, and $620,000 will be paid on July 31, 2011, in cash or Driftwood common stock based on the fair market value of the Driftwood common stock as of July 31, 2011, at the election of Zoo Games. Zoo Games is required to pay the other individual an aggregate of $608,400. Of that amount, $292,500 is due on December 18, 2010 and $315,900 will be paid on July 31, 2011, in cash or Driftwood common stock based on the fair market value of the Driftwood common stock as of July 31, 2011, at the election of Zoo Games.

Zoo Publishing has additional debt outstanding which debt was outstanding prior to Zoo Games’ acquisition of that subsidiary.  As of June 30, 2008, Zoo Publishing owes an aggregate of approximately $1.7 million to various individuals.  Of this amount, $430,000 is owing as a result of the repurchase of certain stock from a former stockholder.  This amount is being repaid by its terms in monthly increments of $10,000.  In addition, this amount includes a loan to Zoo Publishing from Susan Kain-Jurgensen, the President of Zoo Publishing and a 5% stockholder of Zoo Games, in the aggregate amount of approximately $507,000.  Of that amount, approximately $363,000 remains outstanding. The note bears interest at an annual rate of 4% and is due in full on October 31, 2008.

Zoo Publishing also takes advances from our factor, Working Capital Solutions, Inc., which utilizes existing accounts receivable in order to provide working capital to fund all aspects of our continuing business operations. Under the terms of our factoring and security agreement, we sell our receivables to the factor, with recourse. The factor, in its sole discretion, determines whether or not it will accept each receivable based upon the credit risk factor of each individual receivable or account. Once a receivable is accepted by the factor, the factor provides funding subject to the terms and conditions of the factoring and security agreement. The amount remitted to us by the factor equals the invoice amount of the receivable adjusted for any discounts or allowances provided to the account, less 20% which is deposited into a reserve account established pursuant to the agreement, less allowances and fees. In the event of default, valid payment dispute, breach of warranty, insolvency or bankruptcy on the part of the receivable account, the factor can require the receivable to be repurchased by us in accordance with the agreement. The amounts to be paid by us to the factor for any accepted receivable include a factoring fee of 0.6% for each ten (10) day period the account is open.

In addition to the receivable financing, Zoo Publishing also utilizes purchase order financing with Transcap Trade Finance, LLC (“Transcap”), to fund the manufacturing of video game products. Under the terms of our agreement, we assign purchase orders received to Transcap, which may accept or decline the assignment of specific purchase orders. The purchase order financing allows us to order manufactured video game product from the manufacturer. Upon receipt of a purchase order, Transcap opens a letter of credit to the video game product manufacturer. The letter of credit permits us to order the video game product to satisfy the purchase orders and projected purchase orders submitted by our accounts. The interest rate is prime plus 1.5% on outstanding advances.

Zoo Digital Publishing (UK)

In connection with Zoo Games’ April 4, 2008 purchase of Zoo Digital Publishing, the shareholders of Zoo Digital Publishing agreed to accept $364,000, a portion of the purchase price that was originally due in cash at closing, over a 5 month period, beginning on July 25, 2008.  Of that amount, $218,000 remains outstanding.   In addition, Zoo Games entered into a Loan Note Instrument with Ian Stewart and Barry Hatch in connection with the same transaction for the aggregate principal amount of $2,500,000.  The Loan Note Instrument was amended on July 30, 2008, to provide that $1,250,000, or the entire amount due and owing to Mr. Stewart, was converted into 117,370 shares of common stock of Zoo Games, and $750,000 of the $1,250,000 due and owing to Mr. Hatch, was converted into 70,422 shares of common stock of Zoo Games, and the remaining $500,000 outstanding will become due and payable on December 31, 2008.  We are also obligated to pay Messrs. Stewart and Hatch an earnout during each of the three years beginning on April 4, 2008 and ending on March 31, 2011 (the earnout period) based on certain net revenue targets.  If the net revenue targets are met, the applicable earnout amounts, to be shared equally by Messrs. Stewart and Hatch, would be $250,000.  In addition, pursuant to the acquisition agreement, Zoo Games agreed to pay $500,000 to each of Mr. Stewart and Mr. Hatch in April 2011 provided that (i) Zoo Digital Publishing has, in the aggregate through the earnout period, at least £1 of profit on ordinary activities and (ii) the applicable individual has not resigned, or been terminated for cause from, Zoo Digital Publishing.  If Zoo Digital Publishing terminates the services of either individual for any reason other than cause, the amount due must be paid to such individual within twelve months of such termination.

Zoo Digital Publishing has an outstanding loan facility in the amount of £325,000 (approximately U.S. $648,000) from I.C. Stewart 2001 Trust.   The facility bears interest at an annual rate of 1.75% over the base lending rate of the Bank of England.  The entire facility is currently outstanding.  Zoo Digital Publishing is required to pay interest quarterly in arrears, and the entire amount outstanding must be repaid on April 4, 2009.

Zoo Digital Publishing maintains a committed overdraft financing facility through the Bank of Scotland in the amount of £700,000 (approximately U.S. $1,400,000). Interest on the overdraft facility is 3% over the Bank of Scotland base rate, from time to time. The facility will terminate on June 17, 2009 at which time all amounts will be due and payable, unless the facility is otherwise renewed. Zoo Digital Publishing is required to meet certain financial covenants in order continue using the overdraft facility. The bank requires that one of the principals of Zoo Digital Publishing provides a guarantee for £250,000 to secure this facility. As of June30, 2008, Zoo Digital Publishing used £272,019 of the overdraft facility and had £427,981 available. The facility is used for general working capital of Zoo Digital Publishing.

Zoo Digital Publishing also utilizes invoice financing through the Bank of Scotland. The invoice financing allows Zoo Digital Publishing to finance 65% of the gross value of acceptable invoices up to a limit of £800,000. The discount fee is 1.75% per annum above the Bank of Scotland’s base rate and there are minimal arrangement fees to set up the facility. Zoo Digital Publishing is required to meet certain financial covenants and provide certain documentation in order to continue using the invoice facility. There are specific funding limits and requirements for financing debts from certain customers of Zoo Digital Publishing. As of June 30, 2008, Zoo Digital Publishing used £17,500 and had available drawdown of £289,000.

Supervillain Studios

In connection with Zoo Games’s acquisition of Supervillain Studios, our Supervillain subsidiary issued a note of $2,100,000 to TSC Games (formerly Supervillain, Inc.).  The note bears interest at an annual rate of 5%.   Principal amounts due under the note are payable as follows: (i) $250,000 on the earlier of (A) December 14, 2008 and (B) the date on which Zoo Games completes an equity financing of at least $20 million, (ii) $250,000 on December 14, 2008, (iii) $500,000 on September 1, 2009, and (iv) $1.1 million on June 14, 2010. On each principal payment date, accrued and unpaid interest is also due.

Also in connection with Zoo Games’s acquisition of Supervillain Studios, an aggregate of $1.0 million will be paid to Supervillain’s three shareholders ($333,333 each) that remain employed by Zoo Games or its affiliates on June 14, 2010.

We believe the existing cash, cash equivalents, short-term investments, and cash generated from operations, including the Driftwood Loan, will be sufficient to meet our immediate operating requirements. However, given our strategic plan, working capital requirements, capital expenditures and potential future acquisitions, we will need to raise additional capital within the short-term. We believe that we require at least an additional $5 million to $10 million in financing in order to fund our operating requirements and strategic plan for the following 12 months. However, there can be no assurances that we will be able to secure any such financing on favorable terms, if at all. If we do not secure such financing on a timely basis, it will have a material adverse effect on our financial condition.

In addition, we may choose at any time to raise additional capital to strengthen our cash position, facilitate expansion, pursue strategic investments or to take advantage of business opportunities as they arise.

Our ability to maintain sufficient liquidity could be affected by various risks and uncertainties described in the section entitled “Risk Factors” in this Current Report on Form 8-K.

The report of our independent auditors on our financial statements for the fiscal year ended December 31, 2007 included an explanatory paragraph raising doubt about Zoo Games’ ability to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate and Credit Risk

Our exposure to market risk is currently confined to our cash and cash equivalents. We have not used derivative financial instruments for speculation or trading purposes. The primary objective of our investment activities is to preserve our capital for the purpose of funding operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. To achieve these objectives, our investment policy allows us to maintain a portfolio of cash equivalents and short-term investments through a variety of securities, including commercial paper, money market funds and corporate debt securities. Our cash and cash equivalents through December 31, 2007 included amounts in bank checking and liquid money market accounts. As a result, we believe we have minimal interest rate risk; a one percentage point decrease in the average interest rate on our portfolio would have reduced interest income for the year ended December 31, 2007 by less than $1,000. The fees on our purchase order financing facility and our receivable factoring facilities are based on current interest rates. Any fluctuation in the interest rate will have an impact on the results of our operations.

  As of June 30, 2008, our cash and cash equivalents were maintained by financial institutions in the United States and the United Kingdom. We believe that the financial institutions that hold our investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments. Our accounts receivable primarily relate to revenues earned from domestic and international retailers and distributors. We perform ongoing credit evaluations of our customers’ financial condition but generally require no collateral from them. At June 30, 2008, our largest customer represented 26% of our gross accounts receivable.

Foreign Currency Risk

The functional currency of our United States operations is the United States Dollar. With the acquisition of Zoo Digital Publishing in April 2008, we also operate in British pound sterling and the Euro. Our revenues are usually denominated in the functional currency of our customer. Operating expenses are usually in the local currency of the operating unit, which mitigates a portion of the exposure related to currency fluctuations. Intercompany transactions between our domestic and foreign operations are denominated in either the USD or the British pound sterling. At month-end, foreign currency-denominated accounts receivable and intercompany balances are marked to market and unrealized gains and losses are included in other income (expense), net. Our foreign currency exchange gains and losses will be generated primarily from fluctuations in the Euro and pound sterling versus the USD and in the Euro versus the pound sterling. In the future, we may experience foreign currency exchange losses on our accounts receivable and intercompany receivables and payables. Foreign currency exchange losses could have a material adverse effect on our business, operating results and financial condition.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we might not be able to offset these higher costs fully through price increases. Our inability or failure to do so could harm our business, operating results and financial condition.

DESCRIPTION OF PROPERTY

The principal offices of Driftwood are the offices of Trinad Management, LLC, located at 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067.

The principal offices of Zoo Games are at 575 Broadway, New York, New York, 10012, where it leases 5,000 square feet for a monthly rent of $23,750 under a lease that expires on January 31, 2008. Zoo Games, at its option, may extend the current lease on a month-to-month basis.

Zoo Games’ subsidiary, Supervillain Studios, leases approximately 5,050 square feet at 3951 South Plaza Drive, Suite 220, Santa Ana, California, 92704 for monthly rent in the amount of $8,585. The lease expires on October 31, 2008. If the landlord and Supervillain agree to extend the lease thereafter, the rent is expected to be the same. Supervillain plans on extending the lease for an additional year.

Zoo Games’ subsidiary, Zoo Digital Publishing, Limited, leases approximately 2,600 square feet at Arundel Court, Arundel Street, Sheffield, England, for monthly rent in the amount of approximately $5,233. The lease expires on January 31, 2015.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 15, 2008, immediately prior to and immediately following the Closing by (i) each of our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers as of December 31, 2007, who are referred to as named executive officers, (ii) each of our directors, (iii) all persons, including groups, known to us to own beneficially more than five percent (5%) of our outstanding common stock, and (iv) all current executive officers and directors as a group. As of September 15, 2008, (a) immediately prior to the Merger, there were a total of 11,327,453 shares of our common stock outstanding, excluding warrants to purchase up to 4,318,181 shares of our common stock which have not yet been exercised, and (b) following the Merger, there were a total of 37,425,756 shares of our common stock outstanding.

Name and Address of Owner (1)	Number of Shares Beneficially Owned(1)		Percentage Owned
	Prior to the Merger	Following the Merger	Prior to the Merger (%)	Following the Merger (%)
5% Stockholders
Trinad Capital Master Fund, Ltd (TCMF) (2)	9,097,363	9,097,363	80.3	24.3
Soundpost Partners, LP (3)	909,090	909,090	8.0	2.4
Susan Kain-Jurgensen, President of Zoo Publishing, Inc., a wholly-owned subsidiary of Zoo Games (4)	0	3,356,507	0	9.0
S.A.C. Venture Investments, LLC (5)	1,257,500	3,125,979	9.9	7.9
Peter Brant (6)	0	2,117,631	0	5.6
Harris Toibb (7)	0	2,077,309	0	5.5
Directors and named executive officers:
Robert S. Ellin (8)	10,029,181	10,029,181	83.5	26.3
Jay A. Wolf (9)	9,904,181	9,904,181	82.5	26.0
Charles Bentz (10) (16)	75,000	75,000	*	*
Barry I. Regenstein (11) (16)	50,000	50,000	*	*
John Bendheim (12) (16)	250,000	250,000	*	*
Drew Larner (13)	0	0	0	0
Mark Seremet, Director of Driftwood and President of Zoo Games (14)(17)	0	1,362,825	0	3.6
David J. Fremed, Chief Financial Officer of Zoo Games (15) (17)	0	185,414	0	*
All current directors and executive officers as a group (ten persons) (18)	10,529,181	15,527,673	87.7	39.9

*Less than one percent.

(1) Except as specifically indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable or exercisable, convertible or issuable within 60 days of September 15, 2008, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Consists of 9,097,363 shares of common stock held by Trinad Capital Master Fund, Ltd. (“TCMF”). The address of Trinad Capital Master Fund, Ltd. is 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067.

(3) Consists of 454,545 shares of common stock underlying currently exercisable warrants held by Soundpost Capital, LP, and 454,545 shares of common stock underlying currently exercisable warrants held by Soundpost Capital Offshore Ltd. The address of Soundpost Partners, LP is 405 Park Avenue, 6th Floor, New York, NY 10016.

(4) The address for Ms. Kain-Jurgensen is c/o Zoo Publishing, Inc., 700 Liberty Place, Sicklerville, NJ 08081.

(5) The address for S.A.C. Venture Investments, LLC is c/o S.A.C. Capital Advisors, LLC, 72 Cummings Point Road, Stamford, CT 06902. Prior to the Merger, the amount reflects warrants to purchase 1,257,500 shares of common stock and does not include warrants to purchase 424,318 shares of common stock that are not exercisable within 60 days as a result of a 9.99% ownership limitation contained in the warrant. Following the Merger, the amount includes warrants to purchase 1,791,557 shares of common stock. Steven A. Cohen controls S.A.C. Venture Investments, LLC. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Mr. Cohen may be deemed to own beneficially the warrants and the shares of common stock shown to be owned by S.A.C. Venture Investments, LLC. Mr. Cohen disclaims beneficial ownership of any of these securities, except to the extent of his pecuniary interest therein.

(6) The address for Peter Brant is c/o Brant Industries, Inc., 80 Fieldpoint Road Greenwich, CT 06830. Includes warrants to purchase 37,245 shares of common stock and options to purchase 32,259 shares of common stock. The amount does not include 189,692 shares of common stock and warrants to purchase 47,421 shares of common stock held by The Bear Island Paper Company LLC Thrift Plan-Aggressive Growth Fund, of which Mr. Brant is the economic beneficiary but does not have sole investment or dispositive power and such actions require the approval of two of the three trustees of the Plan of which Mr. Brant is one trustee.

(7) The address for Harris Toibb is 6355 Topenga Boulevard, Suite 335, Woodland hills, CA 91367. Following the Merger, the amount consists of 1,800,768 shares of common stock and immediately exercisable warrants to purchase 276,541 shares of common stock, and does not include warrants to purchase 1,818,182 shares of common stock which are not exercisable within sixty (60) days.

(8) Consists of 9,097,363 shares of common stock held by TCMF, 681,818 shares of common stock underlying currently exercisable warrants held by Trinad Management, LLC, and 250,000 shares of restricted stock held by Mr. Ellin. Robert Ellin and Jay Wolf, two of our directors and executive officers, are the managing members of Trinad Management, LLC which serves as the investment advisor to TCMF. As a result, each may be deemed indirectly to beneficially own an aggregate of 9,097,363 shares of common stock. Mr. Ellin disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Trinad Management is an affiliate of, and provides investment management services to, TCMF. The address of TCMF is 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067.

(9) Consists of 9,097,363 shares of common stock held by TCMF, 681,818 shares of common stock underlying warrants held by Trinad Management, LLC and 125,000 shares of restricted stock held by Mr. Wolf. Robert Ellin and Jay Wolf, two of our directors and executive officers, are the managing members of Trinad Management, LLC which serves as the investment advisor to TCMF. As a result, each may be deemed indirectly to beneficially own an aggregate of 9,097,363 shares of common stock. Mr. Wolf disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.  Trinad Management is an affiliate of, and provides investment management services to, TCMF. The address of TCMF is 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067.

(10) Consists of 75,000 shares of restricted stock.

(11) Consists of 50,000 shares of restricted stock. .

(12) Consists of 250,000 shares of restricted stock.

(13) The address for Drew Larner is 15260 Ventura Boulevard 20th Floor, Sherman Oaks, CA 91403.

(14) Consists of 645,825 shares of common stock, and warrants to purchase 5,893 shares of common stock for a purchase price of $2.13 and warrants to purchase 8,779 shares of common stock for a purchase price of $2.84. It also includes non-qualified stock options to purchase up to 702,328 shares of common stock for a purchase price of $1.52 per share and non-qualified stock options to purchase up to 8,062 shares of common stock for a purchase price of $2.58 per share, in each case which are fully vested and immediately exercisable.

(15) Consists of 142,839 shares of common stock and includes non-qualified stock options to purchase up to 42,575 shares for a purchase price of $2.58 per share which are fully vested and immediately exercisable. Does not include non-qualified stock options to purchase up to 70,233 shares of common stock for a purchase price of $1.52 which are not exercisable within 60 days.

(16) The address of each of these persons is c/o Driftwood Ventures, Inc., 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067.

(17) The address of each of these persons is c/o Zoo Games, Inc., 575 Broadway, New York, NY 10012.

(18) Prior to the Merger includes warrants to purchase 681,818 shares of common stock and following the Merger includes warrants to purchase 696,490 shares of common stock and options to purchase 756,189 shares of common stock.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth our directors and executive officers as of the completion of the Merger:

Name	Age	Position(s)
Robert S. Ellin	43	Chief Executive Officer, President and Director
Jay A. Wolf	35	Secretary and Director
Charles Bentz	44	Chief Financial Officer
Barry I. Regenstein	51	Director
John Bendheim	57	Director
Drew Larner	44	Director
Mark Seremet	43	President of Zoo Games and Director
David J. Fremed	47	Chief Financial Officer of Zoo Games
Evan M. Gsell	43	Chief Operating Officer and General Counsel of oo Games
Susan Kain-Jurgensen	49	President of Zoo Publishing, Inc., a wholly- owned subsidiary of Zoo Games

Biographical information for our directors and executive officers are as follows:

Robert S. Ellin. Mr. Ellin has served as a director and our Chief Executive Officer since October 1, 2007 and is one of the Managing Members of Trinad Management, LLC. Mr. Ellin is also a Managing Member of Trinad Capital Master Fund, Ltd., our principal stockholder and a hedge fund dedicated to investing in micro-cap public companies. Mr. Ellin currently sits on the boards of Command Security Corporation (CMMD), ProLink Holdings Corporation (PLKH), MPLC, Inc. (MPNC), New Motion, Inc. (NWMO) and Mandalay Media, Inc. (MNDL). Mr. Ellin also serves on the Board of Governors at Cedars-Sinai Hospital. Prior to joining Trinad Capital Master Fund Ltd., Mr. Ellin was the founder and President of Atlantis Equities, Inc., a personal investment company. Founded in 1990, Atlantis has actively managed an investment portfolio of small capitalization public company as well as select private company investments. Mr. Ellin frequently played an active role in Atlantis investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies, Mr. Ellin spearheaded investments into ThQ, Inc. (OTC:THQI), Grand Toys (OTC: GRIN), Forward Industries, Inc. (OTC: FORD) and completed a leveraged buyout of S&S Industries, Inc. where he also served as President from 1996 to 1998. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and prior to that he was the Manager of Retail Operations at Lombard Securities. Mr. Ellin received his B.A. from Pace University.

Jay A. Wolf. Mr. Wolf has served as a director since October 1, 2007 and is one of the Managing Members of Trinad Management, LLC.  Mr. Wolf is also a Managing Director of Trinad Capital Master Fund, Ltd. Mr. Wolf currently sits on the boards of Shells Seafood Restaurants (SHLL), ProLink Holdings Corporation (PLKH), Mandalay Media, Inc. (MNDL) and Optio Software, Inc. Mr. Wolf has ten years of investment and operations experience in a broad range of industries. Mr. Wolf is a co-founder of Trinad Capital, L.P., where he served as a managing director since its inception in 2003. Prior to founding Trinad, Mr. Wolf served as the Executive Vice-President of Corporate Development for Wolf Group Integrated Communications where he was responsible for the company's acquisition program. Prior to Wolf Group Integrated Communications, Mr. Wolf worked at Canadian Corporate Funding, a Toronto-based merchant bank, in the senior debt department, and subsequently for Trillium Growth, the Canadian Corporate Funding's venture capital fund. Mr. Wolf received his B.A from Dalhousie University.

Charles Bentz. Mr. Bentz has served as our Chief Financial Officer since October 1, 2007 and has 20 years of accounting and administrative experience in the asset management industry and is a Certified Public Accountant.  Prior to joining to joining Trinad Management, LLC in December of 2006, Mr. Bentz was a Vice President and the Controller of Fletcher Asset Management from October 2005 to May 2006, Vice President, Controller and Head of Fund Administration & Compliance of the Reserve Funds from July 2003 to July 2005, Vice President and head of fund administration & compliance of BlackRock Inc., Vice President and Controller of HHF Acquisition Corp., and Associate Vice President of Prudential Mutual Fund Management. Mr. Bentz is the Chief Financial Officer of Zane Acquisition I and Zane Acquisition II. Mr. Bentz began his career at Deloitte & Touche, and holds a Bachelor of Science in Accounting from Villanova University.

Barry I. Regenstein. Mr. Regenstein has served as a director since October 1, 2007. Mr. Regenstein is also the President and Chief Financial Officer of Command Security Corporation. Trinad Capital Master Fund, Ltd. is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad Capital Master Fund, Ltd. Mr. Regenstein has over 30 years of experience including 25 years in operations and finance of contract services companies.  Mr. Regenstein was formerly Senior Vice President and Chief Financial Officer of Globe Ground North America (previously Hudson General Corporation), and previously served as the company’s Controller and as a Vice President. Prior to joining Hudson General Corporation in 1982, he had been with Coopers & Lybrand in Washington, D.C. since 1978. Mr. Regenstein currently sits of the boards of GTJ Co., Inc., ProLink Holdings Corporation (PLKH), Mandalay Media, Inc. (MNDL) and MPLC, Inc. (MPNC).  Mr. Regenstein is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University.

John Bendheim.    Mr. Bendheim has served as a director since June 2008. Mr. Bendheim is President of Bendheim Enterprises, Inc., a real estate investment holding company with operations located exclusively in California and Nevada. Mr. Bendheim also founded Inland Homes in 1994 and has specialized in providing equity funding for real estate transactions. Previously, he was President of Benditel Incorporated (1988-1994) an apparel manufacturer based in Los Angeles, California. Mr. Bendheim has invested in real estate for his personal account since 1976 and has owned apartments, surgery centers, office buildings, condominiums, model homes, industrial buildings, recreational vehicle parks, and convenience centers. Over the last eight years he has worked with several developers and affiliates on single family lots totaling over one thousand lots. Mr. Bendheim was the past Chairman of the Cedars-Sinai Board of Governors (2000-2002) and is the current chairman of the Los Angeles Sports & Entertainment Commission.  Mr. Bendheim also serves as Vice- Chairman of  the Psychological Trauma Center,  Vice Chairman of the Cedars-Sinai Resource Development committee and 2001-2002 Executive Chairman of the International Young Presidents Organization .  He is a member of the Board of Directors of the Brentwood School, California Republic Bank, Cedars-Sinai Medical Center, Lowenstein Foundation,  Beverly Hills Chamber of Commerce, University Of Southern California Alumni Association Board of Governors, Cedars Sinai Medical Genetics Institute- Community Advisory Board,  USC Marshall School Board of Leaders, Wallace Annenberg Center For the Performing Arts, Los Angeles Committee on Foreign Relations, and the Evergreen Community School. Mr. Bendheim was also past Chairman of the Cedars Sinai Sports Spectacular which honors the top world class athletes, and has raised millions of dollars for the children of the Genetic Birth Defects Center. Mr. Bendheim received his Bachelor of Science degree in 1975 and an MBA in 1976 from the University of Southern California.

Drew Larner. Mr. Larner was appointed to our board of directors upon the Closing of the Merger. He is a Managing Director at Europlay Capital Advisors, a Los Angeles-based merchant bank and advisory firm specializing in entertainment, media and technology companies.  Prior to Europlay, Mr. Larner spent over twelve years as an executive in the motion picture industry, most recently as Executive Vice-President at Spyglass Entertainment Group. In that role, he was involved in all operations of Spyglass with specific oversight of business development, international distribution and business and legal affairs.  Mr. Larner was responsible for managing the company’s output arrangements with the Walt Disney Company, Kirch Media, Canal Plus and Toho Towa (among others) as well as the equity investments of Disney, Svensk Filmindustri (a subsidiary of the Bonnier Group) and Lusomundo Audiovisuais (a subsidiary of Portuguese Telecom) in Spyglass. During Mr. Larner’s tenure at Spyglass, the company released over fifteen feature films including the blockbuster hit The Sixth Sense, as well as successes Seabiscuit, Bruce Almighty and The Recruit. Prior to Spyglass, Mr. Larner spent a total of five years at Morgan Creek Productions during which time he headed up the business and legal affairs department and then moved on to run Morgan Creek International, the company’s international distribution subsidiary.  In this period, Morgan Creek released over twenty feature films including hits Ace Ventura: Pet Detective, its sequel Ace Ventura: When Nature Calls, Robin Hood: Prince of Thieves and Last of the Mohicans.  Additionally, Mr. Larner spent two years as Vice President/Business Affairs at Twentieth Century Fox.  Mr. Larner began his career as an attorney in the Century City office of O’Melveny & Myers. Mr. Larner currently serves on the Board of Directors of Broadspring, an online search and advertising company. Mr. Larner graduated with a BA from Wesleyan University, after which he earned a JD from Columbia Law School.

Mark Seremet. Mr. Seremet was appointed to our board of directors upon the Closing of the Merger, and has been President of Zoo Games since April 2007. For the past four years Mr. Seremet has been an active internet investor with investments in such sites as Wallstrip.com recently acquired by CBS. From 2005-2006 Mr. Seremet also served as CEO of Spreadshirt.com which he quickly grew to the number two provider of online, customized merchandise. Mr. Seremet is a co-founder of Take-Two Interactive Software, Inc. which he helped take public in 1997, and where he was President and Chief Operating Officer from 1993 to 1998. Additionally, he served as the Chief Operating Officer of Picis from 1998-2000, SA in Barcelona, Spain and orchestrated its registration for an initial public offering on the Nouveau Marche. Mr. Seremet is also the founder and Chief Executive Officer of Paragon Software, which was acquired in 1992 by MicroProse. He was named Young Entrepreneur of the Year by the U.S. Small Business Administration in 1989 and earned a B.S. degree in Business Computer Systems Analysis from Saint Vincent College. Mr. Seremet serves on the boards of Serklin, Inc. and Qoop, Inc.

David J. Fremed. Mr. Fremed has been Chief Financial Officer of Zoo Games since August 2007. He is a broad-based financial executive with extensive experience in financial operations, budgeting and forecasting, and strategic planning. He most recently was Executive VP and Chief Financial Officer at Grand Toys International Limited (Nasdaq: GRIN) where he helped grow the company from $10 million to $150 million in just two years. Mr. Fremed also spent four years at Atari, Inc. as Senior VP of Finance and Chief Financial Officer. During that time he was responsible for all financial functions including treasury, SEC reporting, and compliance. Prior to Atari, Mr. Fremed spent ten years at Marvel Enterprises, Inc. (NYSE: MVL) and its predecessor in various financial capacities, including Chief Financial Officer. Mr. Fremed earned his MBA in Finance from New York University in 1987 and is a Certified Public Accountant.

Evan M. Gsell. Mr. Gsell has been Chief Operating Officer and General Counsel of Zoo Games since May 2007. He joined Zoo Games from Atari, Inc. where he served as VP of Legal and Business Affairs for six years. Prior to Atari, he worked in various senior legal and business affairs and development positions at America Online’s Moviefone, Times Mirror’s Hollywood.com, and NBC Interactive. Mr. Gsell began his career as a patent litigator at Fish & Neave. He was also an associate at Frankfurt, Garbus, Klein & Selz, specializing in transactional and intellectual property law. Mr. Gsell received his J.D. from the New York University School of Law in 1989 where he was the winner of the American Jurisprudence Award for Patent Law. He is a 1986 graduate of Middlebury College.

Susan Kain-Jurgensen. Ms. Kain-Jurgensen has been President of Zoo Publishing, a wholly-owned subsidiary of Zoo Games, since it was acquired by Zoo Games, Inc. in December 2007. Prior to our acquisition of the subsidiary, she had been Chief Executive Officer and President since February 2001. Ms. Kain-Jurgensen has more than twenty years experience in the entertainment software industry. She has developed direct relationships with major retail accounts throughout the United States and selected and managed a network of independent sales reps for complete account coverage. In addition, Ms. Kain-Jurgensen was instrumental in securing software licenses from Nintendo and Sega and established the entire production and corresponding financing areas.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all compensation paid during our fiscal year ended December 31, 2007 to our named executive officers. The information conveyed with respect to Messrs. Seremet and Fremed reflects compensation paid to them by Zoo Games for the fiscal years 2007 and 2006, prior to the completion of the Merger.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total

Robert S. Ellin, Chief Executive Officer of Driftwood	2006	0	0	0	0	0	0
	2007	0	0	0	0	0	0

Charles Bentz, Chief Financial Officer of Driftwood	2006	0	0	0	0	0	0
	2007	0	0	0	0	0	0

Mark E. Seremet, President of Zoo Games(1)	2006	-	-	-	-	-	-
	2007	126,202	0	71,788(3)(7)		40,484(4)	238,474

David Fremed, Chief Financial Officer of Zoo Games(2)	2006	-	-	-	-	-	-
	2007	93,750	25,000	336,600(5)(7)	0	34,764 (6)	490,114

(1)	Mr. Seremet became one of our significant employees in connection with the Merger. The table reflects his compensation received as an executive officer of Zoo Games in 2007.
(2)	Mr. Fremed became one of our significant employees in connection with the Merger. The table reflects his compensation received as an executive officer of Zoo Games in 2007.
(3)	Represents 40,800 founder units issued in April 2007 and valued at $.197 per unit, and 5,000 incentive profit units issued in June 2007 and valued at $12.75 per unit.
(4)	Includes $600 monthly car allowance, a $25,000 relocation payment and family medical benefits of $11,284.
(5)	Represents 26,400 incentive profit units issued in June 2007 and valued at $12.75 per unit.
(6)	Includes $500 monthly car allowance, $30,096 in consulting fees prior to becoming a full-time employee, and family medical benefits of $2,418.
(7)
These values were determined using the provisions of FAS 123R for the fiscal year ended December 31, 2007. For a description of FAS 123R and the assumptions used in determining the value of the incentive units, see “Management’s Discussion and Analysis or Plan of Operation - Critical Accounting Policies - Stock Based Compensation”.

Incentive profit units were issued by Zoo Games when it was a limited liability company in order to retain and motivate key employees and members of the board of managers. The incentive profit units were a special equity unit that participated in the current profits and losses of Zoo Games from the time of their issuance. However, in the event of a liquidation, sale or other capital event of Zoo Games (collectively, a “Capital Event”), these incentive profit units would only participate in that portion of the fair market value of Zoo Games that was in excess of 130% of the fair market value of Zoo Games on the date the incentive profit units were issued, or $9.9 million. Accordingly, if there had been a Capital Event, the incentive profit units would not have participated in the first $12.87 million of value. The incentive profit units vested over a three-year period from the date of grant but all vesting was accelerated when Zoo Games was converted to a corporation. Because the incentive profit units did not participate in the fair market value of Zoo Games from the first dollar, when Zoo Games was converted to a corporation, each holder of incentive profit units received only three quarters of one share of Zoo Games for each incentive profit unit, and non-qualified stock options to purchase one share of Zoo Games common stock for every four incentive profit units held. The non-qualified stock options are exercisable at the price of $18.15 per share. Accordingly, in May 2008, Mr. Seremet’s 5,000 incentive profit units were converted into 3,852 shares of common stock of Zoo Games and the right to receive non-qualified stock options to purchase up to 1,148 shares of common stock for a purchase price of $18.15 per share, and Mr. Fremed’s 26,400 incentive profit units were converted into 20,388 shares of common stock of Zoo Games and the right to receive non-qualified stock options to purchase up to 6,062 shares of common stock for a purchase price of $18.15 per share. The shares of common stock and stock options of Messrs. Seremet and Fremed were converted into shares of Driftwood common stock and stock options to purchase Driftwood common stock for an exercise price of $2.57 in the Merger.

On April 16, 2008, Mark Seremet and Zoo Games entered into a 1st Amended & Restated Employment Agreement pursuant to which Mr. Seremet agreed to serve as President of Zoo Games. Mr. Seremet’s employment agreement, as further amended as of July 15, 2008 provides for a term ending on April 30, 2011 with an annual base salary of $250,000 and a bonus based on a performance milestones as determined by the compensation committee of Zoo Games. The employment agreement is renewable automatically for successive one year periods unless either party gives written notice not to renew at least sixty days prior to the expiration of the initial term or any renewal terms. Mr. Seremet is entitled to receive a monthly car allowance of up to $600 per month and is entitled to participate in Zoo Games’s benefit plans in the same manner and at the same levels as Zoo Games makes such opportunities available to all of Zoo Games’s employees. If the employment agreement is terminated by Mr. Seremet for Good Reason (as defined in the employment agreement) or by Zoo Games without Cause (as defined in the employment agreement) then Mr. Seremet is entitled to receive (a) 1.5 times the sum of his then current base salary and bonus earned with respect to the employment year preceding the year in which he was terminated (the “Prior Bonus”), payable over eighteen months from the termination date, (b) payment of premiums for Mr. Seremet under Zoo Games’s health plans or materially similar benefits, (c) any earned but unpaid base salary or bonus, (d) any earned but unpaid performance bonus from the prior fiscal year and (e) acceleration of vesting of all outstanding stock options and restricted stock which have not vested as of the date of such termination, if any. If Mr. Seremet’s employment is terminated as the result of his death, his heirs will be entitled to receive (i) any earned but unpaid base salary or bonus, (ii) any earned but unpaid performance bonus from the prior fiscal year and (iii) acceleration of vesting of all outstanding stock options and restricted stock which have not vested as of the date of death, if any. Under the agreement, Mr. Seremet is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by Zoo Games and for a period of one year after termination, except that if the agreement is not renewed at the end of a term, the one-year restricted period shall not apply unless Mr. Seremet is paid the sum of his then current base salary and Prior Bonus.

On June 4, 2007, David J. Fremed and Zoo Games entered into an employment agreement pursuant to which Mr. Fremed holds the position of Chief Financial Officer. Mr. Fremed’s employment agreement provides for a term that commenced on August 16, 2007 and ends on June 15, 2010, with a starting annual base salary of $250,000. Mr. Fremed’s annual base salary will increase to no less than $265,000 after twelve months and to no less than $285,000 after twenty-four months. Mr. Fremed is entitled to a bonus of at least $50,000 per twelve month period, based on certain milestones and paid quarterly. Mr. Fremed also received equity grants of incentive units when Zoo Games was a limited liability company. Mr. Fremed is entitled to receive reimbursement of up to $500 per month for expenses associated with his automobile. Mr. Fremed is entitled to participate in Zoo Games’s benefit plans in the same manner and the same levels as Zoo Games makes such opportunities available to the senior executives of Zoo Games. Mr. Fremed’s employment is at will and Zoo Games may terminate Mr. Fremed’s employment at any time. If Zoo Games terminates the employment agreement without Cause (as defined in the employment agreement), then Mr. Fremed will continue to receive six months of salary, bonus and benefits. If Zoo Games terminates the employment agreement as a result of Change in Control of Zoo Games (as defined in the employment agreement), or if, in connection with a Change in Control of Zoo Games, Mr. Fremed's duties are diminished below those of the Chief Financial Officer, or are materially diminished below those that he had in the month prior to the Change in Control and Mr. Fremed resigns due to such diminution of duties, then Mr. Fremed will be entitled to receive twelve months of salary, bonus and benefits. Under the employment agreement, Mr. Fremed is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by Zoo Games and for a period of one year thereafter except that the one-year restricted period shall not apply unless Mr. Fremed is paid his then current base salary.

Other than as described above, we have no plans or arrangements with respect to remuneration received or that may be received by our named executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

As of December 20, 2007, Driftwood implemented its previously approved 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”). On June 23, 2008, pursuant to its 2007 Plan, Driftwood issued an aggregate of 900,000 restricted shares of Driftwood Common Stock (the “Restricted Shares”), at a purchase price of $0.001 per share to certain employees, directors and consultants. On June 27, 2008, pursuant to the 2007 Plan, Driftwood issued an aggregate of 75,000 Restricted Shares. The Restricted Shares were issued pursuant to the exemptions from registration afforded by Section 4(2) of the Securities Act. Prior to June 23, 2008, no securities had been issued by Driftwood pursuant to the 2007 Plan.

Zoo Games issued 40,800 incentive profit units to Mr. Seremet in April 2007, and 26,400 incentive profit units to Mr. Fremed in June 2007. See the paragraph immediately following the Summary Compensation Table for a discussion of these incentive profit units.

DIRECTOR COMPENSATION

During the fiscal year 2007, we paid no compensation to our directors. Pursuant to its 2007 Plan, Driftwood issued an aggregate of 900,000 restricted shares of Driftwood Common Stock on June 23, 2008, and an aggregate of 75,000 restricted shares of Driftwood Common Stock on June 27, 2008, at a purchase price of $0.001 per share, to certain employees, directors and consultants. Following the Closing of the Merger, our board of directors will determine whether any director compensation plans will be adopted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Driftwood

On July 7, 2008, Driftwood entered into a Note Purchase Agreement with TCMF and the purchasers set forth on the schedule thereto (collectively, the “Purchasers”) (the “Note Purchase Agreement”), pursuant to which the Purchasers agreed to provide a loan to Driftwood in the aggregate principal amount of up to $7,000,000, in consideration for the issuance and delivery of senior secured convertible promissory notes (the “Notes”). As partial inducement to purchase the Notes, Driftwood issued to the Purchasers warrants to purchase Driftwood Common Stock (the “Warrants,” and together with the issuance of the Notes, the “Financing”). The Note Purchase Agreement provided for subsequent closings whereby Driftwood may issue additional Notes and Warrants to one or more additional purchasers at any time and from time to time on or before July 15, 2008. The Note Purchase Agreement was subsequently amended on July 15, 2008, to increase the amount of Notes offered in the Financing to an aggregate amount of up to $9,000,000, increase the amount of Warrants issuable in connection with the Financing to up to 8,181,818 and (iii) extend the offering period until July 31, 2008. The Note Purchase Agreement was further amended on July 31, 2008 to extend the offering period of the Financing until August 15, 2008.

Pursuant to the Note Purchase Agreement, Driftwood issued to TCMF Notes in the aggregate principal amount of $2,500,000. The Notes bear an interest rate of five percent (5%) for the time period beginning on July 7, 2008 and ending on July 7, 2009, unless extended. Upon the occurrence of an investor sale, as defined in the Notes, the entire outstanding principal amount of the Notes and any accrued interest thereon will be automatically converted into shares of Driftwood Common Stock. In connection with the Note Purchase Agreement, Driftwood issued to TCMF a Warrant to purchase 2,272,727 shares of Driftwood Common Stock. The Warrants have a five year term and an exercise price of $0.01 per share. On July 30, TCMF exercised its Warrant to purchase 2,272,727 shares of Driftwood Common Stock.

In addition, in connection with an amendment to the Management Agreement, as set forth below, Driftwood issued to Trinad Management, LLC (“Trinad”) Notes in the principal amount of $750,000 and 681,818 Warrants on the same terms and conditions as the Notes and Warrants issued to the Purchasers.

Pursuant to a Security Agreement, by and among Driftwood and the Purchasers, dated July 7, 2008 (the “Security Agreement”), Driftwood granted a security interest in all of its assets to each of the Purchasers to secure Driftwood’s obligations under the Notes. Additionally, on July 7, 2008 Trinad executed a joinder to the Security Agreement.

On July 31, 2008, TCMF executed a counterpart signature page to the Note Purchase Agreement, pursuant to which Driftwood has issued to TCMF a Note in the principal amount of $1,500,000. As partial inducement to purchase the Note, TCMF received a Warrant to purchase 1,363,636 shares of Common Stock. The Note and Warrant issued to TCMF were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On August 1, TCMF exercised its Warrant to purchase 1,363,636 shares of Driftwood Common Stock.

Certain former officers and directors who held 25% of Driftwood’s outstanding common stock made non-interest bearing loans, due on demand to Driftwood. All outstanding loans in the amount of $50,267 were forgiven on October 1, 2007. The former president of Driftwood donated management services and office premises to Driftwood. The services were valued at $500 per month and the office premises were valued at $200 per month. During the year ended December 31, 2007, donated services of $4,500, and donated rent expense of $1,800, were charged to operations. During the year ended December 31, 2006, donated services of $6,000 and donated rent expense of $2,400 were charged to operations. The former president no longer provides these services effective October 1, 2007.

On October 24, 2007, Driftwood executed a loan agreement, as subsequently amended on November 21, 2007 and April 18, 2008 (the "Loan Agreement") with TCMF, whereby TCMF agreed to loan to Driftwood a principal amount of up to $500,000 (the “Loan”) and to increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which was to be due and payable by Driftwood upon, and not prior to, a Next Financing (as defined in the Loan Agreement), to an amount of not less than $750,000. On July 7, 2008, pursuant to a further amendment to the Loan Agreement and in consideration of TCFM’s participation in the Financing and receipt of the Notes and Warrants issued thereunder, the Loan Agreement automatically terminated upon the initial closing of the Financing, and the loan thereunder, in the principal amount of $360,000, plus any accrued interest, was cancelled and extinguished with no obligation or liability of Driftwood.

On October 24, 2007, Driftwood entered into a Management Agreement (the “Management Agreement”) with Trinad, an affiliate of TCMF. Pursuant to the terms of the Management Agreement, Trinad agreed to provide certain management services, including, without limitation, the sourcing, structuring and negotiation of a potential business combination transaction involving Driftwood. Driftwood agreed to pay Trinad a management fee of $90,000 per quarter, plus reimbursement of all expenses reasonably incurred by Trinad in connection with the provision of management services. There were no management fee expenses for the year ended December 31, 2006, and the fees incurred for the year ended December 31, 2007 were waived by Trinad. The Management Agreement was terminable by either party upon written notice, subject to a termination fee of $1,000,000 upon termination by Driftwood. On July 7, 2008, Driftwood and Trinad amended the Management Agreement to provide that it automatically terminated upon the initial closing of the Financing, in which such case the termination fee was reduced to $750,000. The Management Agreement, as amended, also provided that Driftwood may satisfy the payment of such termination fee by delivery to Trinad of Notes in the aggregate amount of $750,000 and 618,818 Warrants, such Notes and Warrants to be on the same terms of the Notes and Warrants sold and issued by Driftwood to the purchasers in the Financing. The Management Agreement automatically terminated upon the initial closing of the Financing on July 7, 2008. In accordance with the terms of Amendment No. 1 to the Management Agreement, the termination fee was reduced from $1,000,000 to $750,000, which Driftwood satisfied by delivery to Trinad Management of Notes in the principal amount of $750,000 and 681,818 Warrants to purchase Driftwood Common Stock

In addition, TCMF beneficially owns 9,097,363 shares of Driftwood Common Stock and shares of Driftwood Common Stock issuable upon conversion of senior secured convertible notes in the aggregate principal amount of $4,000,000. Trinad Management owns warrants to purchase 681,818 shares of Driftwood Common Stock and shares of Driftwood Common Stock issuable upon conversion of senior secured convertible notes held by Trinad Management in the aggregate principal amount of $750,000. Robert Ellin and Jay Wolf are the managing members of Trinad Management.

On October 1, 2007, TCMF entered into a securities purchase agreement with certain stockholders of Driftwood. Pursuant to the terms of the agreement, such stockholders sold 5,461,000 shares of Common Stock, representing approximately 94% of the issued and outstanding Driftwood Common Stock as of October 1, 2007, to TCMF. In consideration of the purchase of such shares, TCMF paid Driftwood the total sum of $750,000, pursuant to and in accordance with the terms of the agreement. The source of such capital was TCMF’s working capital. The sale of the shares to TCMF, an accredited investor, was made pursuant to the exemptions from registration afforded by Sections 4(2) of the Securities Act.

Our board of directors currently consists of six members. They are Robert Ellin, Jay Wolf, Barry Regenstein, John Bendheim, Drew Larner, and Mark Seremet. Messrs. Regenstein, Bendheim and Larner are independent directors. We have determined their independence using the definition of independence set forth in NASDAQ Marketplace Rule 4200.

Zoo Games

Zoo Games engages in various business relationships with its shareholders and officers and their related entities. The significant relationships are as follows:

Lease of Premises

Zoo Games leases its office space in New York from 575 Broadway Associates, LLC a company owned principally by Peter M. Brant, a former member of the Board of Directors of Zoo Games and one of Driftwood’s principal stockholders. Zoo Games currently leases 5,000 square feet at this location for a monthly rent of $23,750. Zoo Games has paid rent in the amount of $183,000 for 2007 and $139,000 for the first six months of 2008. Zoo Games believes that the rent and lease terms are at market and are no more favorable to the landlord than comparable leases that could be obtained under an independent third party arrangement.

Transactions

Mark Seremet, President of Zoo Games, received $549,000 in connection with the sale of a portion of his shares in Cyoob, Inc to Zoo Games. The agreement entitled Mr. Seremet to receive an additional $549,000 from Zoo Games for such shares; however this debt was converted to an aggregate of 36,600 shares of common stock of Zoo Games.

In connection with Zoo Publishing’s factoring facility with Working Capital Solutions, Inc., in August 2008, Mr. Seremet provided Working Capital Solutions with a personal validity guarantee pursuant to which Mr. Seremet made certain representations and warranties on behalf of Zoo Publishing and agreed to be personally liable for a breach of those representations and warranties. Zoo Games granted Mr. Seremet a fully vested non-qualified stock option to purchase up to 100,000 shares of common stock of Zoo Games for an exercise price of $10.65 per share in consideration for Mr. Seremet’s provision of such guaranty.

On December 18, 2007, Zoo Games purchased Destination Software, Inc. (now its Zoo Publishing subsidiary. Susan Kain-Jurgensen, President of Zoo Publishing, received $3,096,427 in cash and 197,945 common units of Green Screen Interactive Software, LLC, the predecessor to Zoo Games, in connection with the sale of her shares in Destination Software, Inc. to Zoo Games. In addition, Zoo Games became obligated to issue up to an additional 272,959 units to all of the Destination shareholders on July 18, 2008. Those were issued as shares of common stock after the limited liability company was converted to a corporation and of those, Ms. Kain-Jurgensen received 197,945 shares of common stock of Zoo Games. In addition, as part of the acquisition transaction, Zoo Games issued two promissory notes to Ms, Kain-Jurgensen, as trustee for the former Destination shareholders, in the amount of $1,600,000 and $4,500,000. Ms. Kain-Jurgensen’s pro rata portion of amounts due under those notes was $744,167 and $2,199,167, respectively. In June 2008, Zoo Games and the former Destination shareholders, including Ms. Kain-Jurgensen, amended the acquisition agreements to cancel the $1,600,000 note and the accrued and unpaid interest in exchange for the issuance of 153,578 shares of Zoo Games, valued at $10.65 per share. Of those shares, 74,229 were issued to Ms. Kain-Jurgensen. The $4,500,000 note and the accrued and unpaid interest thereunder was also cancelled in exchange for the issuance of an aggregate of 152,706 shares of common stock of Zoo Games, of which 73,808 were issued to Ms. Kain-Jurgensen, and the issuance of a new 3.9% promissory note in the aggregate principal amount of $2,957,500 of which Ms. Kain-Jurgensen’s pro rata portion is $1,429,360. Of the $2,957,500, $1,137,500 of the principal plus accrued and unpaid interest must be paid on or before September 18, 2009 and the remaining $1,820,000 plus accrued and unpaid interest must be paid on or before December 18, 2010.

Ms. Kain-Jurgensen loaned Destination Software an aggregate amount of $506,671 prior to the time it became our Zoo Publishing subsidiary. Of that amount, $363,424 remains outstanding and is due and payable on October 31, 2008.

Ms. Kain-Jurgensen’s brothers Bruce Kain and Wesley Kain are also employed by Zoo Publishing as its Vice President of Operations and Counsel, respectively and are also former shareholders of Destination Software. Of the remaining $2,957,500 promissory note, $410,797 is the pro rata portion due to each of them.

From October 2007 to December 2007, Zoo Games issued an aggregate of $2,800,000 in 12% convertible notes in its bridge financing (the “Bridge Financing”). The principal outstanding amounts under the notes issued in the Bridge Financing, and the accrued interest, were to be automatically converted into equity at the first closing of an equity financing (the “Equity Financing”) in which Zoo Games raised at least $15,000,000 inclusive of the amounts converted from the Bridge Financing, at a value of 75% of the average price at which the equity securities were sold in the Equity Financing. In connection with the conversion of the convertible notes into equity, participants in the Bridge Financing were given the right to receive warrants in the Equity Financing to purchase Zoo Games’ common units for a purchase price equal to 75% of the exercise price of the warrants issued in the Equity Financing. Mr. Seremet, Zoo Games’ President invested $50,000 in the Bridge Financing. Mr. Peter Brant, a former director of Zoo Games and a principal stockholder of Driftwood and an entity related to Mr. Brant invested an aggregate of $714,583 in the Bridge Financing. Of that amount, convertible notes in the amount of $ 114,583 were issued to Mr. Brant in exchange for rent payments due to 575 Broadway Associates.

From December 2007 through May 2008, prior to its conversion to a corporation, Zoo Games issued common units and warrants to purchase common units in an Equity Financing pursuant to which Zoo Games raised an aggregate of $16,400,000, inclusive of the convertible notes which were automatically converted into the securities issued in the Equity Financing, as described above. Mr. Seremet’s convertible note was converted into 3,356 common units and warrants to purchase up to 839 common units for an exercise price of $15.00 per share. In addition, Mr. Seremet invested $ 100,000 in the Equity Financing in exchange for 5,000 common units and warrants to purchase up to 1,250 common units for an exercise price of $20.00 per unit. The convertible notes of Mr. Brant and his related entities were converted into an aggregate of 48,222 common units and warrants to purchase up to 12,055 shares for an exercise price of $15.00 per share. S.A.C. Venture Investments, LLC a principal stockholder of Driftwood, invested an aggregate of $1,250,000 in exchange for an aggregate of 62,500 common units and warrants to purchase an aggregate of 15,625 common units for an exercise price of $20.00 per unit. Mr. Harris Toibb, a principal stockholder of Driftwood, and entities related to Mr. Toibb invested an aggregate of $3,150,000 in exchange for an aggregate of 157,500 common units and warrants to purchase an aggregate of 39,375 common units for an exercise price of $20.00 per unit.

Mr. Toibb also provided various consulting services to Zoo Games in connection with the restructuring of Zoo Games’ indebtedness and certain other strategic matters. In connection with the provision of those services, in July 2008 Zoo Games issued 100,016 shares of its common stock.

Mr. Brant’s son Ryan is one of the founders of Zoo Games and is currently the Director of Content Acquisition. See “Employees.”

DESCRIPTION OF SECURITIES

The authorized capital stock of Driftwood consists of 80,000,000 shares of capital stock, of which 75,000,000 are shares of Driftwood Common Stock, $0.001 par value per share., of which 37,425,756 shares are issued and outstanding as of the Closing, and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Driftwood Preferred Stock”), of which no shares are issued and outstanding as of the Closing. The unissued Driftwood Preferred Stock is issuable in series by action of the Board of Directors. The Board of Directors is authorized, without further action by the stockholders, to fix the designations, powers, preferences and other rights and the qualifications, limitations or restrictions of the unissued Driftwood Preferred Stock, including preferences and other terms that might discourage takeover attempts by third parties.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

As of September 17, 2008, the closing price of Driftwood Common Stock was $1.50.

Driftwood Common Stock is quoted on the OTC Bulletin Board under the symbol “DFTW.OB.” Any investor who purchases our common stock is not likely to find any liquid trading market for our common stock and there can be no assurance that any liquid trading market will develop.

The following table reflects the high and low closing quotations of our common stock for the years ended December 31, 2006 and December 31, 2007 and the six months ended June 30, 2008.

Fiscal 2006	High		Low

First quarter	N/A		N/A
Second quarter	N/A		N/A
Third quarter	N/A		N/A
Fourth quarter	N/A	.	N/A

Fiscal 2007	High	Low
First quarter	N/A	N/A
Second quarter	N/A	N/A
Third quarter	N/A	N/A
Fourth quarter	N/A	N/A

Fiscal 2008	High	Low
First quarter	$1.50	$1.00
Second quarter	$1.45	$1.10
Third quarter (through September 17, 2008)	$2.25	$1.45

There has never been a public trading market for any of our securities other than our common stock.

Holders

As of September 17, 2008, there were 97 holders of record of our common stock. There were also an undetermined number of holders who hold their stock in nominee or "street" name.

Dividends

Since our inception, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by Driftwood security holders	0*	0	25,000*

Equity compensation plans approved by Zoo Games security holders (1)	243,956	$2.57	0

Equity compensation plans not approved by security holders			0

Total	243,956	$2.57	0

*
Pursuant to its 2007 Employee, Director and Consultant Stock Plan, Driftwood issued an aggregate of 900,000 restricted shares of Driftwood Common Stock on June 23, 2008, and an aggregate of 75,000 restricted shares of Driftwood Common Stock on June 27, 2008, at a purchase price of $0.001 per share to certain employees, directors and consultants.

(1)
In 2007, pursuant to the Operating Agreement of its predecessor Green Screen Interactive Software, LLC, Zoo Games issued an aggregate of 170,000 incentive units of which 1,700 were forfeited in 2007 upon the departure of an employee, and 151,700 incentive profit units of which 1,000 were forfeited in 2008 upon the departure of an employee. In connection with its conversion to a corporation, the 168,300 remaining incentive units were converted to 168,300 shares of common stock of Zoo Games, and the 150,700 remaining incentive profit units were converted into an aggregate of 116,095 shares of common stock of Zoo Games and non-qualified stock options to purchase up to an aggregate of 34,605 shares of common stock of Zoo Games for an exercise price of $18.15 per share. All shares of common stock were exchanged for shares of Driftwood common stock in the Merger and the stock options to purchase an aggregate of 34,605 shares of common stock of Zoo Games were exchanged in the Merger for non-qualified stock options to purchase up to an aggregate of 243,956 shares of Driftwood common stock for an exercise price of $2.57 per share. This table represents the shares of Driftwood common stock into which the incentive profit units were eventually converted.

LEGAL PROCEEDINGS

As of this date of filing this Current Report on Form 8-K, we are not a party to any litigation that would have a material adverse effect on us.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On April 18, 2008, Driftwood dismissed its independent accountant, Rothstein Kass, which had been serving as its principal accountant up to such date and appointed the firm Raich Ende Malter & Co. LLP (“Raich Ende”) as its new independent accountant. The decision to change accountants was approved by Driftwood’s Board of Directors.

Other than as described herein, no reports issued by Rothstein Kass, during the time that it has served as Driftwood’s principal accountant, from October 29, 2007 to April 18, 2008, contained an adverse opinion or disclaimer of opinion, nor were any reports issued by Rothstein Kass qualified or modified as to uncertainty, audit scope, or accounting principles. During the time that Rothstein Kass has served as Driftwood’s principal accountant, there were no disagreements with Rothstein Kass on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Rothstein Kass, would have caused Rothstein Kass to make references to the subject matter of such disagreements in connection with its reports on Driftwood’s financial statements during such periods. Rothstein Kass issued a going concern opinion in connection with its audit of the fiscal year ended December 31, 2007, stating that because Driftwood had accumulated a deficit, had a working capital deficiency, and further losses were anticipated in the development of the Driftwood’s business, in Rothstein Kass’s judgment, there was substantial doubt about Driftwood’s ability to continue as a going concern.

Effective April 18, 2008, the Board approved the engagement of Raich Ende as Driftwood’s new independent registered public accounting firm, to provide audit services for Driftwood.

During Driftwood’s fiscal years ended December 31, 2007 and December 31, 2006, and through April 18, 2008, 2008, Driftwood did not consult with Raich Ende regarding the application of accounting principles to a specific transaction, or type of audit opinion that might be rendered on our financial statements and no written or oral advise was provided by Raich Ende that was a factor considered by us in reaching a decision as to accounting, auditing or financial reporting issues, and Driftwood did not consult with Raich Ende on or regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

On October 29, 2007, Driftwood dismissed its independent accountant, Dale Matheson Carr-Hilton Labonte, LLP (“DMCL”), which had been serving as our principal accountant up to such date and appointed the firm Rothstein Kass & Company, P. C. (“Rothstein Kass”) as our new independent registered accountant. The decision to change accountants was approved by Driftwood’s Board of Directors.

Other than as described herein, no reports issued by DMCL during our two most recent fiscal years and any subsequent interim period contained an adverse opinion or disclaimer of opinion, nor were any reports issued by DMCL qualified or modified as to uncertainty, audit scope, or accounting principles. During our most recent full fiscal years ended December 31, 2007 and 2006, there were no disagreements with DMCL on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of DMCL, would have caused DMCL to make references to the subject matter of such disagreements in connection with its reports on Driftwood’s financial statements during such periods. DMCL issued going concern opinions in connection with its audit of each of the fiscal years ended December 31, 2006 and 2005, stating that because Driftwood had accumulated a deficit, had a working capital deficiency, and further losses were anticipated in the development of Driftwood’s business, in DMCL’s judgment, there was substantial doubt about Driftwood’s ability to continue as a going concern.

RECENT SALES OF UNREGISTERED SECURITIES

As described above, pursuant to the Merger, we issued 26,098,303 shares of Driftwood Common Stock as the Merger Consideration in connection with the Merger. Such issuance was made pursuant to the exemption from registration permitted under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On July 7, 2008, Driftwood entered into a Note Purchase Agreement with TCMF and Back Bay LLC (“Back Bay,” and together with TCMF, the “Purchasers”) (the “Note Purchase Agreement”), pursuant to which the Purchasers agreed to provide a loan to Driftwood in the aggregate principal amount of up to $7,000,000, in consideration for the issuance and delivery of senior secured convertible promissory notes (the “Notes”). As partial inducement to purchase the Notes, Driftwood issued to the Purchasers warrants to purchase Driftwood Common Stock (the “Warrants,” and together with the issuance of the Notes, the “Financing”). The Note Purchase Agreement provides for subsequent closings whereby Driftwood may issue additional Notes and Warrants to one or more additional purchasers at any time and from time to time on or before July 15, 2008. The Note Purchase Agreement was subsequently amended on July 15, 2008, to increase the amount of Notes offered in the Financing to an aggregate amount of up to $9,000,000, increase the amount of Warrants issuable in connection with the Financing to up to 8,181,818 and (iii) extend the offering period until July 31, 2008. The Note Purchase Agreement was further amended on July 31, 2008 to extend the offering period of the Financing until August 15, 2008. The Notes and Warrants issued in the Financing were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

Pursuant to the Note Purchase Agreement, Driftwood issued to each of TCMF and Back Bay Notes in the aggregate principal amount of $2,500,000 and $2,000,000, respectively. The Notes bear an interest rate of five percent (5%) for the time period beginning on July 7, 2008 and ending on July 7, 2009, unless extended. Upon the occurrence of an investor sale, as defined in the Notes, the entire outstanding principal amount of the Notes and any accrued interest thereon will be automatically converted into shares of Driftwood Common Stock.

In connection with the Note Purchase Agreement, Driftwood issued to each of Trinad and Back Bay Warrants to purchase 2,272,727 shares and 1,818,182 shares of Driftwood Common Stock, respectively. The Warrants have a five year term and an exercise price of $0.01 per share. The Warrant issued to Back Bay also contains customary limitations on the amount of Warrants that can be exercised. On July 30, 2008, TCMF exercised its Warrant to purchase 2,272,727 shares of Driftwood Common Stock.

On July 10, 2008, Cipher 06 LLC (“Cipher”) executed a counterpart signature page to the Note Purchase Agreement, pursuant to which Driftwood issued to Cipher a Note in the principal amount of $150,000. As partial inducement to purchase the Note, Cipher received a Warrant to purchase 136,364 shares of Driftwood Common Stock. The Note and Warrant issued to Cipher were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On July 10, 2008, Cipher also executed a counterpart signature page to the Security Agreement.

On July 24, 2008, each of Soundpost Capital, LP (“Soundpost LP”) and Soundpost Capital Offshore Ltd. (“Soundpost Offshore”) executed a counterpart signature page to the Note Purchase Agreement, pursuant to which Driftwood issued to each of Soundpost LP and Soundpost Offshore a Note in the principal amount of $500,000. As partial inducement to purchase the Notes, each of Soundpost LP and Soundpost Offshore received a Warrant to purchase 454,545 shares of Driftwood Common Stock. The Notes and Warrants issued to Soundpost LP and Soundpost Offshore were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On July 24, 2008, each of Soundpost LP and Soundpost Offshore also executed a counterpart signature page to the Security Agreement. On August 8, 2008 each of Soundpost LP and Soundpost Offshore excercised their Warrants to purchase an aggregate of 909,090 shares of Driftwood Common Stock.

On July 31, 2008, TCMF executed a counterpart signature page to the Note Purchase Agreement, pursuant to which the Company issued to Trinad a Note in the principal amount of $1,500,000. As partial inducement to purchase the Note, Trinad received a Warrant to purchase 1,363,636 shares of Common Stock. The Note and Warrant issued to Trinad were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On August 1, 2008, TCMF exercised its Warrant to purchase 1,363,636 shares of Driftwood Common Stock.

On August 13, 2008, S.A.C. Venture Investments, LLC (“SAC”) executed a counterpart signature page to the Note Purchase Agreement, pursuant to which Driftwood issued to SAC a Note in the principal amount of $1,850,000. As partial inducement to purchase the Note, SAC received a Warrant to purchase 1,681,818 shares of Driftwood Common Stock. The Note and Warrant issued to SAC were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On August 13, 2008, SAC also executed a counterpart signature page to the Security Agreement.

In addition, in connection with an amendment to that certain Management Agreement with Trinad Management, LLC, as set forth above in this Item 2.01, on July 7, 2008 Driftwood issued Notes in the principal amount of $750,000 and 681,818 Warrants to Trinad Management, LLC, on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

On June 23, 2008, pursuant to its 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”), Driftwood issued an aggregate of 900,000 restricted shares of Driftwood Common Stock (the “Restricted Shares”), at a purchase price of $0.001 per share to certain employees, directors and consultants. On June 27, 2008, pursuant to the 2007 Plan, Driftwood issued an aggregate of 75,000 Restricted Shares. The Restricted Shares are subject to a right of forfeiture back to Driftwood in the event that the holder terminates his or her position with Driftwood before June 23, 2011 with respect to the Restricted Shares granted on June 23, 2008, and June 27, 2011 with respect to the Restricted Shares granted on June 27, 2008. In addition, the right of forfeiture will lapse in its entirety upon a change of control of Driftwood. The Restricted Shares were issued pursuant to the exemptions from registration afforded by Section 4(2) of the Securities Act.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Driftwood Ventures, Inc. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising: from any breach of the director’s duty of loyalty to us or our stockholders; from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL; and from any transaction from which the director derived an improper personal benefit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Upon the closing of the Merger, Driftwood became obligated on the direct financial obligations of Zoo Games. Those obligations are described in detail in “Management’s Discussion and Analysis - Liquidity and Capital Resources” and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As described above in Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference, Driftwood issued 26,098,303 shares of Driftwood Common Stock as the Merger Consideration in connection with the Merger, and reserved for issuance 2,504,803 shares of Driftwood Common Stock for assumption of the Zoo Games Options and 1,739,373 shares of Driftwood Common Stock for assumption of the Zoo Games Warrants. Such issuance was made pursuant to the exemption from registration permitted under Section 4(2) of the Securities Act.

Item 5.01 Changes in Control of Registrant.

A change in control of Driftwood occurred upon the Closing of the Merger, as described in Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2008, Driftwood increased the size of its Board of Directors to seven members and appointed Drew Larner and Mark Seremet as directors of Driftwood, as set forth in Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference. As set forth in the Merger Agreement, Zoo Games has the right to designate a director to serve on the Board of Directors of Driftwood within 60 days following the Closing, which director shall be designated by Mark Seremet as the representative of the stockholders of Zoo Games prior to the Merger to fill the remaining vacancy on the Board of Directors, subject to Driftwood’s approval of such individual which approval shall not be unreasonably withheld. If such director is not designated within 60 days following the Closing, the vacancy on the Board of Directors shall be filled in accordance with Driftwood’s bylaws.

There are no arrangements or understandings between Messrs. Larner and Seremet and any other person pursuant to which each was appointed as a director of Driftwood, except that each was appointed as a director pursuant to certain rights granted under the Merger Agreement. There are no transactions to which Driftwood is a party and in which Messrs. Larner and Seremet have material interests that are required to be disclosed under Item 404(a), as modified by Item 404(d)(1) of Regulation S-K, except that Mr. Seremet is the President of Zoo Games and was a principal shareholder of Zoo Games when it entered into the Merger Agreement with Driftwood and Merger Sub. Messrs. Larner and Seremet have not previously held any positions in Driftwood, and do not have family relations with any directors or executive officers of Driftwood.

Pursuant to the Merger Agreement Mark Seremet, David J. Fremed and Evan Gsell will remain as President, Chief Financial Officer, and Chief Operating Officer and General Counsel of Zoo Games, respectively, and Susan Kain-Jurgensen will remain as President of Zoo Publishing. The information with respect to the biographical information of Ms. Kain-Jurgensen and Messrs. Seremet, Fremed and Gsell set forth above in Item 2.01 is incorporated herein by reference.

There are no arrangements or understandings between Ms. Kain-Jurgensen, Messrs. Seremet, Fremed or Gsell and any other person pursuant to which they were appointed to their current positions in Driftwood other than as provided in the Merger Agreement. Other than as disclosed in Item 2.01, there are no transactions to which we are a party and in which any of Ms. Kain-Jurgensen and Messrs. Seremet, Fremed and Gsell has a material interest that are required to be disclosed under Item 404(a), as modified by Item 404(d)(1) of Regulation S-K. Except for his or her position described above, Ms. Kain-Jurgensen and Messrs. Seremet, Fremed and Gsell have not previously held any position in Driftwood and do not have family relations with any directors or executive officers of Driftwood.

The employment agreements of Messrs. Seremet and Fremed are fully described in Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Pursuant to the Merger, we assumed Zoo Games’s 2008 Long-Term Incentive Plan (the “Zoo Games 2008 Plan”) and the options issued under the plan to purchase an aggregate of 2,352,677 shares of Driftwood Common Stock. No additional issuances may occur under the Zoo Games 2008 Plan. The Zoo Games 2008 Plan is attached hereto as Exhibit 10.29 and incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

We ceased to be a shell company on September 12, 2008, as described in Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The audited consolidated financial statements of Zoo Games for the period from March 23, 2007 to December 31, 2007 are incorporated herein by reference to Exhibit 99.1 of this Current Report on Form 8-K. The unaudited consolidated financial statements of Zoo Games for the six months ended June 30, 2008 are incorporated herein by reference to Exhibit 99.2 of this Current Report. The audited financial statements of Destination Software, Inc. for the years ended August 31, 2006 and August 31, 2007, and the unaudited financial statements of Destination Software, Inc. for the three months ended November 30, 2006 and November 30, 2007 are incorporated by reference to Exhibit 99.3 of this Current Report on Form 8-K. The audited financial statements of Supervillain Studios, Inc. for the years ended December 31, 2005 and December 31, 2006, and for the period from January 1, 2007 to June 13, 2007 are incorporated herein by reference to Exhibit 99.4 of this Current Report on Form 8-K. The audited financial statements of Zoo Digital Publishing Limited for the period ended April 4, 2008 and reconciliation of United Kingdom to United States GAAP are incorporated herein by reference to Exhibit 99.5 of this Current Report on Form 8-K.

b) Pro Forma Financial Information

The pro forma financial information specified in Rule 8-05 of Regulation S-X is filed as Exhibit 99.6 hereto, which is incorporated herein by reference.

c)  Shell company transactions

Reference is made to the disclosure set forth under Item 9.01(a) and 9.01(b) of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

(d)  Exhibits

See attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRIFTWOOD VENTURES, INC.

Dated : September 18, 2008	By:	/s/ Charles Bentz
Charles Bentz
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
2.1
Agreement and Plan of Merger, by and among Driftwood Ventures, Inc. (“Driftwood”), DFTW Merger Sub, Inc., Zoo Games Interactive Software, Inc. (“Zoo Games”) and Ron Chaimowitz, dated as of July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

2.2
Plan and Agreement of Merger, between Driftwood, a Delaware corporation, and Driftwood Ventures, Inc., a Nevada corporation, dated November 19, 2007. Incorporated by reference to Driftwood's DEF 14C Information Statement and filed with the Securities and Exchange Commission on November 30, 2007.

2.3	Amendment to Agreement and Plan of Merger, by and among Driftwood, DFTW Merger Sub, Inc., Zoo Games and Mark Seremet, dated as of September 12, 2008.†
3.1	Certificate of Incorporation. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007.
3.2	Bylaws. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007.
10.1
Loan Agreement with Trinad Capital Master Fund, Ltd., dated October 24, 2007, as amended on November 21, 2007. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2007 and November 21, 2007, respectively.

10.2*
Management Agreement, between Driftwood and Trinad Management, LLC, dated October 24, 2007. Incorporated by reference to Driftwood's DEF 14C Information Statement and filed with the Securities and Exchange Commission on November 30, 2007.

10.3*	2007 Employee, Director and Consultant Stock Plan. Incorporated by reference to Driftwood’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 8, 2008.
10.4
Amendment No. 2 to Loan Agreement, by and between Driftwood Ventures, Inc. and Trinad Capital Master Fund, Ltd., dated April 18, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2008.

10.5
Commercial Lease Agreement, by and between Trinad Management, LLC and Driftwood, dated May 1, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2008.

10.6
Letter Agreement, dated June 1, 2008, by and between Driftwood Ventures, Inc. and DDK Consulting. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2008.

10.7
Note Purchase Agreement, by and among Driftwood, Trinad Capital Master Fund, Ltd. (“Trinad”), Back Bay LLC (“Back Bay”) and Cipher 06 LLC (“Cipher”), dated July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

10.8	Form of Note, issued pursuant to the Note Purchase Agreement. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.
10.9
Security Agreement, by and among Driftwood, Trinad, Back Bay and Cipher, dated July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

10.10
Securities Purchase Agreement, by and between Zoo Games and Driftwood, dated July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

10.11	Senior Secured Note, issued by Zoo Games on July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.
10.12
Pledge Agreement, by and between Driftwood and Zoo Games, dated July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

10.13
Security Agreement, by and among Driftwood, Zoo Games and Zoo Games Online LLC, Zoo Digital Publishing Limited, Supervillain Studios, LLC and Zoo Games, Inc. (the “Subsidiaries”), dated July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

10.14	Guaranty, by and among the Subsidiaries, dated July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.
10.15*
Amendment No. 1 to the Management Agreement, by and between Driftwood and Trinad Management, LLC, dated July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.

10.16	Amendment No. 3 to the Loan Agreement, by and between Driftwood and Trinad, dated July 7, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K dated July 11, 2008.
10.17
Amendment to Note Purchase Agreement, by and among Driftwood, Trinad Capital Master Fund, Ltd., Back Bay LLC and Cipher 06 LLC, dated as of July 15, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2008.

10.18
Amendment to Securities Purchase Agreement, by and between Driftwood and Zoo Games, dated as of July 15, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2008.

10.19	Amendment No. 1 to the Note Purchase Agreement, dated July 15, 2008. Incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2008.
10.20
Amendment No. 1 to the Securities Purchase Agreement, dated July 15, 2008. Incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2008.

10.21	Amendment No. 2 to the Note Purchase Agreement, dated July 31, 2008. Incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2008.
10.22*	1st Amended and Restated Employment Agreement between Zoo Games, Inc. (f/k/a Green Screen Interactive Software, Inc.) and Mark Seremet, dated April 16, 2006.†
10.23*	Amendment Number One to the 1st Amended and Restated Employment Agreement between Zoo Games, Inc. (f/k/a Green Screen Interactive Software, Inc.) and Mark Seremet, dated July 15, 2008. †
10.24*	Employment Agreement between Zoo Games, Inc. and David J. Fremed, dated June 4, 2007. †
10.25*	Amendment Number One to the June 4, 2007 David Fremed Employment Agreement between Zoo Games, Inc. and David J. Fremed, effective as of August 8, 2008. †

10.26*	Employment Agreement between Zoo Games, Inc. and Evan Gsell, dated May 22, 2007. †
10.27*	Employment Agreement between Zoo Publishing, Inc. and Susan Kain-Jurgensen dated December 18, 2007. †
10.28*	Amendment Number One to the Susan Kain-Jurgensen Employment Agreement between Zoo Publishing, Inc. and Susan Kain-Jurgensen effective as of July 16, 2008. †
10.29*	2008 Long-Term Incentive Plan of Zoo Games, Inc. †
10.30	Agreement between Barry Hatch and Ian Stewart, and Zoo Games, Inc., dated as of April 4, 2008. †
10.31	Amendment to Loan Note Instrument of Green Screen Interactive Software, Inc. dated July 31, 2008. †
10.32	Loan facility of £325,000 (approximately U.S. $650,000) from I.C. Stewart 2001 Trust to Zoo Digital Publishing Limited dated April 1, 2008. †
10.33	Cash Flow Financing Facility of Zoo Digital Publishing with Bank of Scotland dated November 21, 2006. †
10.34	Amendment to Cash Flow Financing Facility of Zoo Digital Publishing with Bank of Scotland dated January 7, 2008. †
10.35	Overdraft Financing Facility of Zoo Digital Publishing with Bank of Scotland dated July 11, 2008. †
10.36	Lease Agreement between Paul Andrew Williams and Clare Marie Williams t/a Towers Investments of Valley House and Zoo Digital Publishing, Limited, dated February 1, 2007. †
10.37**	First Renewal License Agreement for the Nintendo DS System between Nintendo Co., Ltd. And Zoo Digital Publishing Limited dated May 25, 2008. †
10.38**	Confidential License Agreement for the Wii Console between Nintendo Co., Ltd. and Zoo Digital Publishing Limited dated May 15, 2007. †
10.39	Guaranty of Mark Seremet dated August 11, 2008. †
10.40	Playstation2 Licensed Publisher Agreement between Sony Computer Entertainment Europe Limited and Zoo Digital Publishing Limited, dated August 22, 2002. †
10.41	Playstation Portable Licensed Publisher Agreement between Sony Computer Entertainment Europe Limited and Zoo Digital Publishing Limited, dated August 7, 2008. †
10.42	Amended and Restated Promissory Note of Supervillain Studios, LLC and TSC Games, Inc., dated June 14, 2007, in the aggregate principal amount of $2,100,000. †
10.43	Sublease between Supervillain Studios, LLC and Supervillain Studios, Inc. (now known as TSC Games, Inc.), dated June 14, 2007. †
10.44
Confidential License Agreement for the Wii Console between Nintendo of America Inc. and Zoo Publishing, Inc. (f/k/a Zoo Games, Inc., f/k/a Destination Software, Inc.) (“Zoo Publishing”) dated July 14, 2008. †

10.45	Confidential License Agreement for Nintendo DS between Nintendo of America Inc. and Zoo Publishing dated October 1, 2005. †
10.46	Confidential License Agreement for the Nintendo DS System between Nintendo Co., Ltd. and Zoo Publishing dated April 4, 2005. †
10.47**	PSP Licensed Publisher Agreement between SONY Computer Entertainment America Inc. and Zoo Publishing dated January 20, 2006. †
10.48**	PS2 Licensed Publisher Agreement between SONY Computer Entertainment America Inc. and Zoo Publishing dated as of November 20, 2002. †
10.49	Zoo Games, Inc. Form of Non-Qualified Stock Option Award Agreement. †
10.50	Business Lease between Lakeside Business Park, LLC and DSI dated September 20, 2007. †

10.51	Factoring and Security Agreement between Zoo Publishing, Inc. and Working Capital Solutions, Inc. dated August 5, 2008. †
10.52	Promissory Note of Zoo Publishing to the estate of Stuart Kaye in the principal amount of $647,830, dated January 1, 2007. †
10.53	Master Purchase Order Assignment Agreement between Transcap Trade Finance and Zoo Publishing dated August 20, 2001. †
10.54	5th Amendment to Mast Purchase Order Assignment Agreement between Transcap Trade Finance and Zoo Publishing, dated September 19, 2006. †
10.55	Security Agreement and Financing Statement between Transcap Trade Finance and Zoo Publishing, dated August 20, 2001. †
10.56	Guaranty of Zoo Publishing obligations to Transcap Trade Finance made by Susan Kain-Jurgensen, and dated December 19, 2007. †
10.57	Promissory Note of Zoo Publishing for the benefit of Susan Kain-Jurgensen in the principal amount of $506,670.99, dated April 15, 2008. †
10.58	Form of Non-Competition Agreement entered into by Mark Seremet and Susan Kain-Jurgensen, dated September 12, 2008. †
16.1	Letter from Rothstein, Kass & Company, P.C., dated April 21, 2008. Incorporated by reference to Driftwood’s Current Report on Form 8-K dated April 22, 2008.
99.1	Audited consolidated financial statements of Zoo Games, Inc. (formerly known as Green Screen Interactive Software LLC) for the period from March 23, 2007 to December 31, 2007. †
99.2	Unaudited consolidated financial statements of Zoo Games, Inc. for the six months ended June 30, 2008 †
99.3
Audited financial statements of Destination Software, Inc. for the years ended August 31, 2006 and August 31, 2007. Unaudited financial statements of Destination Software, Inc. for the three months ended November 30, 2006 and November 30, 2007. †

99.4	Audited financial statements of Supervillain Studios, Inc. for the years ended December 31, 2005 and December 31, 2006 and the period from January 1, 2007 to June 13, 2007. †
99.5	Audited financial statements of Zoo Digital Publishing Limited for the period ended April 4, 2008 and reconciliation of United Kingdom to United States GAAP. †
99.6	Pro Forma Financial Statements. †
99.7	Press Release, dated September 16, 2008. †

* Management compensation agreements
**Confidential treatment as to certain portions requested
† Filed herewith